UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MYR Group Inc.
(Name of Registrant as Specified In Its Charter)

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MYR GROUP INC.
THREE CONTINENTAL TOWERS
1701 GOLF ROAD, SUITE 3-1012
ROLLING MEADOWS, IL 60008-4210

March 23, 2010

Dear Fellow Stockholder:

        You are cordially invited to attend the 2010 Annual Meeting of Stockholders of MYR Group Inc. We will hold the Annual Meeting at 9:00 a.m. local time on Friday, May 21, 2010, at the DoubleTree Hotel, 75 West Algonquin Road, Arlington Heights, Illinois 60005. The doors to the facilities will open for admittance at 8:30 a.m. local time.

        At the Annual Meeting, stockholders will elect directors; vote on the MYR Group Inc. Senior Management Incentive Plan, the MYR Group Inc. 2007 Long-Term Incentive Plan, and the ratification of the selection of independent auditors; and consider any other business properly presented at the meeting. We will also report on our business and provide time for you to ask questions.

        You may vote by mailing your properly executed proxy card or by voting in person at the Annual Meeting.

        Only stockholders of record at the close of business on March 22, 2010, are entitled to vote at the Annual Meeting or any postponements or adjournments thereof.

        Your vote is important to us. Please complete and return your proxy card by mail as soon as possible.

Sincerely yours,

William A. Koertner Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

MYR GROUP INC.
Three Continental Towers
1701 Golf Road, Suite 3-1012
Rolling Meadows, IL 60008-4210

        NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
OF MYR GROUP INC.

TIME AND DATE:	9:00 a.m. local time on Friday, May 21, 2010
PLACE:	DoubleTree Hotel 75 West Algonquin Road Arlington Heights, Illinois 60005
ITEMS OF BUSINESS:	(1) To elect three Class III directors;
(2) To approve the MYR Group Inc. Senior Management Incentive Plan;
(3) To approve the MYR Group Inc. 2007 Long-Term Incentive Plan;
(4) To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010; and
(5) To transact other business properly presented at the meeting.
BOARD RECOMMENDATION:	The Board of Directors of MYR Group Inc. recommends that you vote FOR Items 1, 2, 3 and 4.
WHO CAN VOTE:	Stockholders of record at the close of business on March 22, 2010, are entitled to vote at the meeting, or any postponement or adjournment thereof.
2009 ANNUAL REPORT:	We have enclosed a copy of our 2009 Annual Report to Stockholders.
DATE OF DISTRIBUTION:	This Notice of Meeting, the Proxy Statement, and the accompanying proxy card are being distributed to stockholders beginning on or about March 29, 2010.

Important Notice Regarding the Availability of Proxy Materials for our
2010 Annual Meeting of Stockholders to be held May 21, 2010

        This Notice of Meeting, the Proxy Statement, and the 2009 Annual Report to Stockholders
on Form 10-K are available at our website www.myrgroup.com.

Gerald B. Engen, Jr. Senior Vice President, Chief Legal Officer and Secretary

March 23, 2010

MYR GROUP INC.
Three Continental Towers
1701 Golf Road, Suite 3-1012
Rolling Meadows, IL 60008-4210

March 23, 2010

PROXY STATEMENT
FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2010

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.     When and where is the Annual Meeting?

        MYR Group Inc. ("MYR Group" or the "Company") will hold its 2010 Annual Meeting of Stockholders on May 21, 2010, at 9:00 a.m. local time, at the DoubleTree Hotel, 75 West Algonquin Road, Arlington Heights, Illinois 60005. The meeting facilities will open for admittance at 8:30 a.m. local time.

2.     Why am I receiving these proxy solicitation materials?

        The Board of Directors of MYR Group (the "Board") is providing you these materials in connection with the Board's solicitation of proxies to be voted at our 2010 Annual Meeting of Stockholders or at any adjournment or postponement thereof (the "Annual Meeting"). These materials provide information regarding the voting procedures and the matters to be voted on at the Annual Meeting. We began distributing these materials on or around March 29, 2010, to all stockholders entitled to vote at the Annual Meeting. These materials are also available on our website at www.myrgroup.com.

        In addition, copies of the 2009 Annual Report to Stockholders or this Proxy Statement will be sent free of charge to any stockholder who sends a written request to Gerald B. Engen, Jr. at the above address or by calling (303) 853-7621.

3.     Who is entitled to vote at the Annual Meeting?

        The Board established March 22, 2010, as the record date (the "Record Date") for the Annual Meeting. Stockholders owning our common stock at the close of business on the Record Date are entitled to receive notice of the Annual Meeting and vote their shares at the Annual Meeting. At the close of business on the Record Date, 19,828,067 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the meeting.

4.     What proposals are being presented for stockholder vote at the Annual Meeting?

        Four proposals are scheduled for vote at the Annual Meeting:

  ITEM 1. Election of Class III Directors: THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL THE CLASS III DIRECTOR NOMINEES TO THE BOARD, EACH FOR A THREE YEAR TERM EXPIRING AT THE 2013 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL HIS SUCCESSOR HAS BEEN DULY CHOSEN AND QUALIFIED.

  You can find information about all of the current members of the Board, as well as the Board's nominees to serve as Class III directors, William A. Koertner, Larry F. Altenbaumer and William D. Patterson, under the heading "Item 1. Election of Directors" in this Proxy Statement.

  ITEM 2. Approval of the MYR Group Inc. Senior Management Incentive Plan: THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MYR GROUP INC. SENIOR MANAGEMENT INCENTIVE PLAN.

  You can find information about the MYR Group Inc. Senior Management Incentive Plan under the heading "Item 2. Approval of the MYR Group Inc. Senior Management Incentive Plan" in this Proxy Statement.

  ITEM 3. Approval of the MYR Group Inc. 2007 Long-Term Incentive Plan: THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MYR GROUP INC. 2007 LONG-TERM INCENTIVE PLAN.

  You can find information about the MYR Group Inc. 2007 Long-Term Incentive Plan under the heading "Item 3. Approval of the MYR Group Inc. 2007 Long-Term Incentive Plan" in this Proxy Statement.

  ITEM 4. Ratification of the Selection of Independent Auditors: THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS MYR GROUP'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2010.

  You can find information about our relationship with Ernst & Young LLP under the headings "Audit Committee Matters" and "Item 4: Ratification of the Selection of Independent Auditors" in this Proxy Statement.

        Management does not know of any business, other than that described in this Proxy Statement that will be presented for action at the Annual Meeting. If any other matters properly come before the meeting, the persons named as proxies will vote on such matters in accordance with the Board's recommendation or, if no recommendation is given, in accordance with the proxies' best judgment.

5.     What vote is required to approve each proposal?

        In the election of directors, you may vote FOR or WITHHOLD with respect to each of the nominees. Directors will be elected by a plurality of the votes cast FOR, which means that the three director nominees with the most FOR votes will be elected.

        You may vote FOR, AGAINST, or ABSTAIN with respect to the proposals to (1) approve the MYR Group Inc. Senior Management Incentive Plan, (2) approve the MYR Group Inc. 2007 Long-Term Incentive Plan, and (3) ratify the selection of independent auditors. In order to be approved, each of these three proposals requires the affirmative FOR vote of a majority of those shares present (either in person or represented by proxy) and entitled to vote on those proposals. Any ABSTAIN vote will have the same effect as a vote AGAINST a matter.

6.     What effect do broker non-votes have on the proposals?

        A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of Ernst & Young LLP as MYR Group's independent auditors, without instructions from the beneficial holder of those shares. On the other hand, absent instructions from the beneficial holders of such shares, a broker will not be entitled to vote shares held for a beneficial holder on certain non-routine items, such as the other proposals to be considered at the Annual Meeting. Consequently, if you do not give your broker specific instructions, your shares may not be voted on these matters and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists.

7.     What is the quorum requirement?

        A quorum of stockholders is necessary to validly hold the Annual Meeting. A quorum will be present if at least a majority of MYR Group's outstanding shares on the Record Date are represented at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes (i.e., when a stockholder does not provide voting instructions to their broker or nominee) will count for purposes of determining whether a quorum exists.

8.     What other matters may arise at the Annual Meeting?

        Other than the proposals described in this Proxy Statement, we do not expect any other matters to be presented for a vote at the Annual Meeting. The Chairman of the Annual Meeting may refuse to allow presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted. The requirements for properly submitting proposals and nominations at the 2010 Annual Meeting are set forth in Article II, Sections 4 and 5 of our By-Laws. They are similar to those described under the heading "2011 Annual Meeting of Stockholders" in this Proxy Statement.

9.     How will my shares be voted?

        Your shares will be voted as you direct if you vote by signing and returning your proxy card. If you sign and return your proxy card but do not specify how you would like your shares voted, they will be voted in accordance with the Board's recommendations on all matters or, if no recommendation is given, in accordance with the proxies' best judgment.

10.   Can I change my vote?

        If you would like to change your vote after submitting your proxy and prior to the Annual Meeting, you can revoke your proxy and change your proxy instructions by (a) signing and submitting another proxy card with a later date, or (b) voting at the Annual Meeting. Alternatively, you may provide a written statement of your intention to revoke your proxy to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210. If your shares are held in street name (i.e., your shares are held in an account through your broker), you may contact your bank or broker for specific instructions on how to change your vote.

11.   Who will bear the cost of soliciting votes for the Annual Meeting?

        MYR Group bears the cost of soliciting your vote. In addition to mailing these proxy materials, MYR Group's directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities.

        MYR Group may enlist the help of banks and brokerage houses in soliciting proxies from their customers and reimburse the banks and brokerage houses for related out-of-pocket expenses.

12.   I received only one set of proxy materials. Is it possible to obtain duplicates?

        If you hold your shares in street name, your broker or nominee may participate in the practice of "householding" proxy soliciting material. This means that if you reside in the same household as other stockholders of record or beneficial owners of our common stock, you may not receive your own copy of our proxy materials, even though each stockholder received his/her own proxy card.

        If your household received one set of proxy materials and you are a stockholder of record who would like to receive additional copies of our proxy materials, you may request a duplicate set or single copy by contacting our transfer agent, Illinois Stock Transfer Company, 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606 or by calling (303) 853-7621. If you hold your shares in street name, please contact your broker or nominee directly (a) if you are requesting a duplicate set of our proxy materials or (b) if you desire to reduce the number of copies of our proxy materials that will be sent to your household.

13.   Are my votes confidential?

        Yes, your vote will not be disclosed to our directors, officers or employees, except (a) as necessary to meet legal requirements and to assert or defend claims for or against us; (b) in the case of a contested proxy solicitation; (c) if you provide a comment with your proxy or otherwise communicate your vote to us; or (d) as necessary to allow the independent inspector of election to certify the results.

14.   Who counts the vote?

        As the appointed independent tabulator, Illinois Stock Transfer Company will receive the proxies and tabulate the votes cast. Illinois Stock Transfer Company will act as the independent inspector of election and will certify the results.

15.   How do I find out the voting results?

        Voting results will be included in a Form 8-K to be filed with the Securities and Exchange Commission ("SEC") on or before May 27, 2010. The Form 8-K will also be available on our website at www.myrgroup.com.

16.   May I ask questions at the Annual Meeting?

        Yes. As a stockholder, during the voting, you may ask questions and make remarks related to the matters being voted on. The Chairman of the Annual Meeting will entertain stockholders' questions and comments of a general nature following the voting.

CORPORATE GOVERNANCE

Code of Ethics and Corporate Governance Principles

        The Board adopted a Code of Ethics (the "Code") applicable to all directors, officers and employees of MYR Group and its subsidiaries. The Code aims to deter wrongdoing and focuses on the promotion of honest and ethical conduct, full and accurate public communication and compliance with applicable laws, rules and regulations. We disclose any waiver to the Code we grant to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions or amendments to the Code in our Annual Report on Form 10-K or on a Current Report on Form 8-K filed with the SEC.

        Additionally, the Board adopted guidelines that provide a framework for MYR Group's corporate governance (the "Corporate Governance Principles"). The Corporate Governance Principles assist the Board in the exercise of its responsibilities to help ensure compliance with governing law and the policies of MYR Group. The Code and the Corporate Governance Principles are available for viewing on our website at www.myrgroup.com.

        Stockholders and others can access our corporate governance materials, including the Articles of Incorporation, Amended and Restated By-Laws, Board committee charters, our Corporate Governance Principles, the Code and other corporate governance related materials at our website at www.myrgroup.com. Copies of these materials are also available free of charge to any stockholder who sends a written request to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210.

        The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings MYR Group makes with the SEC.

Director Independence

        The Corporate Governance Principles require that at least a majority of the Board qualify as independent directors under the Nasdaq listing standards. Nasdaq rules have both objective tests and a subjective test for determining who is an independent director. The objective tests state, for example, that a director is not considered independent if he or she is an employee of the company. The subjective test requires the Board to affirmatively determine that the director does not have a relationship that would interfere with the director's exercise of independent judgment in carrying out his or her responsibilities. On an annual basis, each member of the Board completes a questionnaire designed to provide information to assist the Board in determining whether the director is independent under the Nasdaq listing standards and the Corporate Governance Principles.

        After considering the Nasdaq's listing standards, the Board determined that the following directors are independent: Jack L. Alexander, Larry F. Altenbaumer, Henry W. Fayne, Betty R. Johnson, Gary R. Johnson, William D. Patterson and Carter A. Ward. The Board considered Carter A. Ward's position as managing director of ArcLight Capital Partners, LLC ("ArcLight") and manager of the ArcLight Energy Partners Fund II, L.P. (the "ArcLight Fund"), as ArcLight and ArcLight Fund previously held over five percent of MYR Group common stock, and made the determination that he was independent. William A. Koertner, due to his employment with MYR Group, is not considered an independent director.

Executive Sessions of the Board

        In accordance with the Corporate Governance Principles, the independent directors meet at least twice per year in executive sessions, chaired by the Lead Director. Executive sessions are typically held following Board meetings, without management present.

Meeting Attendance

        We expect directors to regularly attend Board meetings and meetings of the committees on which they serve. The Board held six meetings in 2009 and acted by unanimous consent four times. All directors, including the Class III nominees who served as directors in 2009, attended 100% of the aggregate number of meetings of the Board and all committees on which they served. All directors are expected to attend the Annual Meeting. All directors were in attendance at the 2009 Annual Meeting of Stockholders, including all the Class III nominees who were serving as directors at the time.

Communications with the Board

        Stockholders and other interested parties can communicate with the directors individually or as a group, by writing to our Secretary at MYR Group Inc., 1701 Golf Road Suite 3-1012, Rolling Meadows, Illinois 60008-4210 or by submitting an e-mail to our corporate website at http://investor.myrgroup.com/contactBoard.cfm. The Secretary forwards communications relating to matters within the Board's purview to the appropriate directors, communications relating to matters within a Board committee's area of responsibility to the chair of the appropriate committee and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate MYR Group officer. The Secretary does not forward complaints about service, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements or inappropriate communications.

Board Leadership Structure

        Our Corporate Governance Principles provide that the Board is free to choose its Chairman of the Board in any way that it deems best for MYR Group at any given point in time. Mr. Koertner currently serves as both Chairman of the Board and our Chief Executive Officer. He has held both of those positions since 2007. The Board believes that Mr. Koertner's service as both Chairman and Chief Executive Officer is appropriate taking into consideration MYR Group's size, structure and business as well as Mr. Koertner's established communications with the Board, working knowledge of the industry and tenure with the company. The Board has the necessary power and authority to request and obtain information from management, to retain outside consultants, and to consult with management and employees where it deems appropriate.

        In accordance with the Corporate Governance Principles, the Board selected Gary R. Johnson to serve as the Board's Lead Director. As Lead Director, Mr. Johnson chairs executive sessions of the independent directors, which are typically held following Board meetings without management present.

Risk Oversight

        The Board, together with the Audit Committee, is primarily responsible for overseeing MYR Group's risk management. The Audit Committee reviews with management the significant categories of risk to MYR Group. As necessary, the Compensation Committee also reviews risks that are specific to compensation and human resources. The Audit Committee and, when applicable, the Compensation Committee report significant risks to the Board and the Board addresses means to monitor and mitigate such risks. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that MYR Group faces. The existing Board leadership structure encourages communication between management, including the Chairman of the Board and Chief Executive Officer, and the independent directors. By fostering increased communication, we believe that the current Board leadership structure leads to the identification and implementation of effective risk management strategies.

Committee Membership

        Our Board designates the members and chairs of committees based on the Nominating and Corporate Governance Committee's recommendations. Because he is not an independent director, William A. Koertner does not serve on any of the committees. The Board has three standing committees—Audit, Compensation, and Nominating and Corporate Governance. Committee membership in 2009 was as follows:

2009 Committee Membership

Name	Audit	Compensation	Nominating and Corporate Governance
Jack L. Alexander	X	X	—
Larry F. Altenbaumer	—	Chair	X
Henry W. Fayne	X	X	—
Betty R. Johnson	X	—	X
Gary R. Johnson	—	X	Chair
William D. Patterson	Chair	X	—
Carter A. Ward	X	—	X
Number of Meetings in 2009	6	5	2

        The Board adopted a written charter for each committee. The charters define each committee's roles and responsibilities. The charters are available on our website at www.myrgroup.com. MYR Group will provide copies of these charters free of charge to any stockholder who sends a written request to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE MATTERS

        The Board has determined that all of the Nominating and Corporate Governance Committee members are independent within the meaning of the Nasdaq's listing standards. The primary responsibilities of the Nominating and Corporate Governance Committee include (i) identifying and recommending to the Board individuals qualified to serve as director, (ii) advising the Board with respect to the Board's composition, procedures and committees, (iii) developing and recommending to the Board the corporate governance principles applicable to the company and (iv) overseeing the evaluation of the Board and our Company's management.

        In evaluating potential nominees for Board membership, the Nominating and Corporate Governance Committee evaluates each candidate's talents and experience in the context of the Board's needs and may consider many factors as part of its evaluation, including the following: a candidate's experience, skills, expertise, personal and professional integrity, character, business judgment, availability in light of other commitments, dedication, conflicts of interest and any other relevant factors that the Nominating and Corporate Governance Committee considers appropriate, including diversity in the makeup of the Board. If applicable, the Nominating Committee and the Board considers each director nominee's contributions during their past service on the Board. The Nominating and Corporate Governance Committee discussed the qualifications noted in the table under the header "Item 1. Election of Directors" in this Proxy Statement. As is detailed in that table, each director nominee has extensive experience that adds value to the Board's discussions and deliberations. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders.

        Carter A. Ward was initially designated as a Board member by Friedman, Billings, Ramsey & Co., Inc. pursuant to our private placement offering in 2007 (the "2007 Private Placement") and was subsequently elected for an additional term as a Class I director at the 2008 Annual Meeting of Stockholders.

ITEM 1. ELECTION OF DIRECTORS

        The Board currently consists of eight directors. The directors are divided into three classes, designated as Class I, Class II and Class III. The term for each class expires at the conclusion of a three-year term. At the 2010 Annual Meeting, the Class III director positions are up for election.

        The Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, the nomination of William A. Koertner, Larry F. Altenbaumer and William D. Patterson as Class III directors, each for a term ending at the 2013 Annual Meeting of Stockholders or until his successor has been chosen and qualified.

        If any of the nominees should be unavailable to serve due to an unanticipated event, the Board may designate another person as a substitute nominee or, in accordance with our By-Laws, act to reduce the number of directors. If the Board substitutes another nominee, your proxy will be voted for the substitute nominee.

        None of the nominees are related to another or to any executive officer of MYR Group or its subsidiaries by blood, marriage or adoption.

        The Board recommends a vote FOR the election of each of the nominees.

Director Qualifications

        When considering whether directors and nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board to satisfy its responsibilities effectively in light of our businesses and structure, the Nominating and Governance Committee and the Board focused primarily on the information discussed in each of the director's individual biographies set forth in the table on pages 10 and 11.

        Additionally, the Board considered and value that each of our directors has extensive experience as a business leader and has a strong understanding of business operations in general. When considering whether our current directors should serve as a director, the Board considered their wealth of knowledge in our industry, their particular experiences, individual talents, leadership skills, and what each individual would bring to the Board as a whole. In particular, each of the directors has a strong background in the utilities sector and the Board believes that such relevant experience is important in evaluating and overseeing our business development and strategies. With regard to Mr. Alexander, Mr. Altenbaumer, Mr. Fayne, Ms. Johnson, Mr. Patterson, Mr. Koertner, and Mr. Ward, the Board considered their significant experience, expertise, and background with regard to financial and accounting matters, which is important in the review and analysis of our financial statements and results. The Board considered the extensive experience that Mr. Alexander, Mr. Altenbaumer, Mr. Fayne, Mr. Johnson, and Mr. Koertner have had as executives in the utility industry as very valuable because it aids the Board's strategic and high-level planning and provides valuable insight into the operations of the customers in the business sectors that we serve. The Board also recognized Mr. Johnson's extensive knowledge of the legal issues that affect the construction and utilities industries and the value of having such experience on the Board. The Board also considered Mr. Koertner's tenure as an executive with us and valued his leadership and knowledge of our services. Mr. Altenbaumer, Mr. Patterson, and Mr. Ward have exceptional investment experience focused on the energy sector, which adds value to the Board's understanding of financing and the development of our operations.

        The following is information as of March 23, 2010, regarding each director who is up for election at the Annual Meeting:

William A. Koertner Age: 60 Director Since: 2007 Director Class: Class III	Mr. Koertner joined us in 1998 as senior vice president, treasurer and chief financial officer and became our president and chief executive officer in December 2003. Prior to joining us, Mr. Koertner served as vice president at Central Illinois Public Service Company from 1989 until 1998.
Larry F. Altenbaumer Age: 61 Director Since: 2006 Director Class: Class III
Mr. Altenbaumer is an independent consultant providing services to several organizations both in and outside of the energy industry, including ArcLight Capital Partners, a leading energy investment firm. He is also an independent director for the Southwest Power Pool and is chair of the board of Decatur Memorial Health Systems. Mr. Altenbaumer previously served as president of Illinois Power Company before retiring in 2004.
William D. Patterson Age: 55 Director Since: 2007 Director Class: Class III
In February 2009, Mr. Patterson became the senior vice president of corporate and business development for American Water Works Company, Inc., the largest investor-owned U.S. water and wastewater utility company. Prior to that, Mr. Patterson served as senior vice president of Pennichuck Corporation, an investor-owned water company located in New Hampshire, from 2006 until June 2008, when he resigned from his position at Pennichuck Corporation. Mr. Patterson joined Pennichuck Corporation in 2005 as vice president and chief financial officer. From January 2003 to January 2005, he served as executive advisor to Concentric Energy Advisors, a private firm located in Marlborough, Massachusetts, providing financial advisory and consulting services for utilities. Mr. Patterson also serves as president of EnSTAR Management Corporation, a company that he founded, which provides advisory and consulting services for utilities.

        The following is information regarding all other directors serving as of March 23, 2010:

Henry W. Fayne Age: 63 Director Since: 2007 Director Class: Class I Expiration of Term: 2011	Mr. Fayne has been providing advisory and consulting services to various companies, including Century Aluminum Company, since 2005. Mr. Fayne was previously at American Electric Power, a large electric utility company based in Columbus, Ohio, from 1974 to 2004, where he served in various roles, most recently as executive vice president of energy delivery from 2001 to 2004.
Gary R. Johnson Age: 63 Director Since: 2007 Director Class: Class I Expiration of Term: 2011
Mr. Johnson retired from his position as the vice president and general counsel of Xcel Energy in March 2007. Mr. Johnson occupied this position from 2000 until his retirement. Mr. Johnson currently serves as the Board's Lead Director.

Carter A. Ward
    Age: 37
    Director Since: 2006
    (resigned in connection with the
    closing of the 2007 Private
    Placement, but was re-appointed
    in January 2008 and re-elected
    at the 2008 Annual Meeting of
    Stockholders)
    Director Class: Class I
Expiration of Term: 2011
Mr. Ward is a Managing Director at ArcLight. ArcLight is a leading energy investment firm with more than $6.8 billion of capital under management. Mr. Ward joined ArcLight in 2001. Prior to joining ArcLight, Mr. Ward was a vice president at McManus & Miles, a boutique investment bank serving the Power and Energy Industry. Mr. Ward earned a Bachelor of Science in Operations Research & Industrial Engineering from Cornell University.
Jack L. Alexander Age: 62 Director Since: 2007 Director Class: Class II Expiration of Term: 2012
Mr. Alexander has been a business advisor providing advisory and consulting services to MidAmerican Energy Holdings Company since 2005. Mr. Alexander was previously at MidAmerican Energy Company (a Berkshire Hathaway company), a large electric utility company based in Iowa, from 1973 to 2005, where he served in various roles, most recently as senior vice president of supply and marketing from 2002 to 2005.
Betty R. Johnson Age: 51 Director Since: 2007 Director Class: Class II Expiration of Term: 2012
Since 2009, Ms. Johnson became the vice president of global finance and chief financial officer of Sloan Valve Company, an international manufacturer and distributor of water efficient products to the commercial plumbing industry, based in Illinois. Prior to that, Ms. Johnson was executive vice president and chief financial officer with Block and Company, Inc, a manufacturer and distributor of money handling and office products based in Illinois from 2003 to 2009. From 1999 to 2003 she served as the vice president-operations finance with Encompass Services Corporation, an electrical and mechanical construction company based in Kansas. Ms. Johnson served as our controller from 1992 to 1998 and vice president and controller through 1999.

ITEM 2. APPROVAL OF THE MYR GROUP INC. SENIOR MANAGEMENT INCENTIVE PLAN

General

        The MYR Group Inc. Senior Management Incentive Plan (the "Senior MIP") was adopted by our Board of Directors on February 17, 2010.

        The purpose of seeking stockholder approval of the Senior MIP is to qualify for the performance-based exclusion from the deduction limitations under Section 162(m) ("Section 162(m)") of the U.S. Internal Revenue Code of 1986, as amended (the "IRS Code") for bonus compensation payable under the Senior MIP.

        Section 162(m) limits to $1 million per year the deduction allowed for federal income tax purposes for compensation paid to the Chief Executive Officer and certain other highly compensated executive officers of a public company (the "Deduction Limit"). The Deduction Limit applies to compensation that does not qualify for any of a limited number of exceptions. However, compensation payable solely on account of the attainment of one or more performance goals is not subject to the Deduction Limitation if: (i) the performance goals are objective, pre-established and determined by a committee comprised solely of two or more outside directors; (ii) the material terms of the performance goals under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote; and (iii) the committee comprised solely of two or more outside directors certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid.

        Our Board believes that adoption of the Senior MIP is necessary to meet our objectives of securing, motivating and retaining our officers and other employees in a tax-efficient manner. The affirmative vote of a majority of the shares actually voted at the Annual Meeting in person or by proxy, including abstentions, is required for approval of the Senior MIP. The following summary of the principal provisions of the Senior MIP is not intended to be exhaustive and is qualified in its entirety by the terms of the Senior MIP, a copy of which is set forth as Appendix A to this Proxy Statement.

Summary Description of the Senior MIP

Purposes

        The purpose of the Senior MIP is to promote the interests of the Company and our stockholders by strengthening our ability to attract, motivate and retain key employees upon whose judgment, initiative and efforts the financial success and growth of our business largely depend and to provide an additional incentive for key employees through cash incentive payments that promote and recognize the financial success and growth of the Company. An additional purpose of the Senior MIP is to provide qualified performance-based compensation programs under Section 162(m) to preserve our tax deduction for compensation paid under the Senior MIP to "covered employees."

Administration

        The Senior MIP will be administered by the Compensation Committee, which will consist solely of two or more "outside directors" within the meaning of Section 162(m).

Eligibility

        At or prior to the time that performance goals for a performance period are established, the Compensation Committee will designate which employees will participate in the Senior MIP for such performance period. In determining the persons to whom awards may be granted and the performance goals relating to each award, the Compensation Committee may take into account factors the Compensation Committee determines to be relevant in connection with accomplishing the purposes of the Senior MIP. A bonus award that would otherwise be payable to a participant who is not employed by us on the last day of a performance period may be prorated at the discretion of the Compensation Committee. As of the date of this Proxy Statement, six employees are expected to be eligible for participation in the Senior MIP in 2010.

Performance Goals

        The performance period, with respect to which bonuses will be calculated and paid under the Senior MIP, will generally be our fiscal year with respect to annual awards and a period not to exceed 36 months with respect to long-term awards. Within 90 days of the beginning of the performance period and in no event after more than 25% of the performance period has lapsed, the Compensation Committee will establish in writing, one or more performance goals, specific target objectives for the performance goals, and an objective formula or method for computing the amount of bonus compensation awardable to each participant if the performance goals are attained.

        The performance goals may be based on one or more of the following criteria, where applicable: (i) total stockholder return; (ii) stock price appreciation; (iii) return on equity; (iv) return on assets; (v) modified return on assets; (vi) return on capital; (vii) earnings per share; (viii) earnings before interest and taxes; (ix) earnings before interest, taxes, depreciation and amortization; (x) ongoing earnings; (xi) cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital); (xii) economic value added; (xiii) net operating profit after tax, less a cost of capital charge; (xiv) stockholder value added; (xv) revenues; (xvi) net income; (xvii) pre-tax income; (xviii) operating income; (xix) pre-tax profit margin; (xx) performance against business plan; (xxi) backlog; (xxii) customer service; (xxiii) corporate governance quotient or rating; (xxiv) market share; (xxv) employee satisfaction; (xxvi) employee engagement; (xxvii) supplier diversity; (xxviii) workforce diversity; (xxix) operating margins; (xxx) credit rating; (xxxi) dividend payments; (xxxii) expenses; (xxxiii) fuel cost per million BTU; (xxxiv) costs per kilowatt hour; (xxxv) retained earnings; (xxxvi) completion of acquisitions, divestitures and corporate restructurings; (xxxvii) safety (including total OSHA recordable rate, OSHA lost time accident rate, lost workday severity rate, restricted workday severity rate, restricted workday incident rate, days away and restricted time, first aid cases, general liability cases, and auto accidents); (xxxix) strategic business criteria, consisting of one or more objectives based on meeting goals in the areas of litigation, human resources, information services, production, inventory, safety, support services, site development, plant development, building development, facility development, government relations, product market share or management.

        Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criterion or the attainment of a percentage increase or decrease in the particular criterion, and may be applied to the Company, one or more of the Company's subsidiaries, divisions or strategic business units of the Company, all as determined by the Compensation Committee. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur) and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

        The Compensation Committee will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting us or any subsidiary of ours or our financial statements, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles; provided that such adjustment will only be to the extent it does not result in the loss of the otherwise available exemption of such award under Section 162(m).

Maximum Bonuses

        The maximum payment under an annual award payable to an executive officer who is subject to Section 162(m) is limited to $5,000,000, and the maximum payment under a long-term award payable to an executive officer who is subject to Section 162(m) is limited to $5,000,000.

Limitation on Compensation Committee's Discretion

        The Compensation Committee does not have the authority to increase the amount of the award payable to an executive officer who is subject to Section 162(m) upon attainment of a performance goal, but the Compensation Committee may, in its discretion, reduce or eliminate the amount payable to any participant.

Committee Certification of Performance Goal Attainment

        As soon as practicable after the end of each performance period (or such sooner time as the performance goals have been met), and before any awards for a particular year can be paid, the Compensation Committee shall certify in writing to what extent the Company and the participants have achieved the performance goals for the performance period, including the specific target objectives and the satisfaction of any other material terms of the bonus award, and the Compensation Committee shall calculate the amount of each participant's bonus for the performance period based upon the performance goals, objectives, and computation formulae for the performance period.

Change in Control

        Upon a change in control of the Company (as defined in the Senior MIP), pro rata payments of the target amounts will be made as soon as practicable. In addition, any awards payable under the Senior MIP in respect of performance periods completed prior to the change in control will, to the extent not previously paid, be paid as soon as practicable.

Amendments; Termination of the Senior MIP

        The Senior MIP may be amended or terminated by the Board or the Compensation Committee, provided that no amendment of the Senior MIP may be made without the approval of stockholders if such amendment would require stockholder approval in order for the Senior MIP to continue to comply with Section 162(m). The terms of any award granted under the Senior MIP may be amended by the Board or the Compensation Committee, except in the case of an award payable to an executive officer who is subject to Section 162(m) (other than in connection with such participant's death or disability, or a change in control of the Company) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m). In addition, no amendment may affect adversely the rights of any participant under any award following the end of the performance period to which such award relates.

New Plan Benefits

        Inasmuch as individual benefits under the plan will be determined by the Compensation Committee, benefits to be paid under the plan are not determinable at this time.

        The Board recommends a vote FOR the approval of the MYR Group Inc. Senior Management Incentive Plan.

ITEM 3. APPROVAL OF THE MYR GROUP INC. 2007 LONG-TERM INCENTIVE PLAN

General

        The MYR Group Inc. 2007 Long-Term Incentive Plan (the "LTIP") was adopted by our Board of Directors on November 26, 2007 prior to the 2007 Private Placement. We last made equity award grants under the LTIP in 2008.

        The purpose of seeking stockholder approval of the LTIP is to qualify for the performance-based exclusion from the Deduction Limit under Section 162(m) (as described above in Item 2) for certain of the awards made under the LTIP. We are not seeking to increase the amount of available shares or to adjust any of the plan or individual award limits under the LTIP.

        As described above in Item 2, Section 162(m) limits to $1 million per year the deduction allowed for federal income tax purposes for compensation paid to the Chief Executive Officer and certain other highly compensated executive officers of a public company. The Deduction Limit does not apply to compensation paid under a stockholder-approved plan that meets certain requirements for "performance-based compensation." So long as the Company complies with certain requirements under Section 162(m), compensation attributable to a stock option, among other equity awards, is deemed to satisfy the "performance-based compensation" requirement. We intend to structure stock options and certain other equity awards granted under the LTIP that are intended to qualify as "performance-based compensation" to satisfy the requirements for the performance-based compensation exception to the Deduction Limit. We are asking our stockholders for approval of the LTIP for purposes of the Deduction Limit. The affirmative vote of a majority of the shares actually voted at the Annual Meeting in person or by proxy, including abstentions, is required for approval of the LTIP.

        The following summary of the principal provisions of the LTIP is not intended to be exhaustive and is qualified in its entirety by the terms of the LTIP, a copy of which is set forth as Appendix B to this Proxy Statement.

Summary Description of the LTIP

Shares Available Under the LTIP

        Subject to adjustment as provided in the LTIP, the number of our shares of common stock that may be issued pursuant to all awards under the LTIP is 2,000,000. As of March 22, 2010, 1,458,000 shares were available for awards under the LTIP. Every share issued pursuant to an award, other than common stock awarded pursuant to stock option awards and stock appreciation rights, will count against the LTIP share limit as four shares of common stock.

        The shares of common stock to be delivered under the LTIP will be made available from authorized but unissued shares of common stock or treasury stock. If any share of common stock that is the subject of an award is not issued and ceases to be issuable for any reason, or is forfeited, canceled or returned to us for failure to satisfy vesting requirements or upon the occurrence of any other forfeiture event, such share of common stock will no longer be charged against the foregoing maximum share limitations and may again be made subject to awards under the LTIP pursuant to such limitations. Common stock covered by an award granted under the LTIP will not be counted unless and until we actually issue or transfer the common stock to the LTIP participant. Common stock tendered in payment of the exercise price of an option, withheld to satisfy a tax withholding obligation or repurchased by us with proceeds from the exercise of an option shall not be added to the aggregate LTIP limit described above. However, all common stock covered by a stock appreciation right, to the extent that it is exercised and settled in common stock, and whether or not common stock is actually issued or transferred to the LTIP participant upon exercise of the stock appreciation right, will be considered issued or transferred pursuant to the LTIP.

Eligibility

        Our key employees, the key employees of our subsidiaries, our non-employee directors or any person who has agreed to commence serving in any of those capacities within 90 days of the date of grant, estimated to be 100 persons as of the date of this Proxy Statement, may be selected by the Compensation Committee to receive benefits under the LTIP. The Compensation Committee has authority, in its sole discretion, to determine and designate from time to time those eligible to be granted awards, the types of awards to be granted and the number of shares or units subject to the awards that are granted under the LTIP.

Types of Awards Authorized

        The LTIP provides for the granting of stock options, restricted stock, stock appreciation rights, performance awards, phantom stock, stock bonuses and dividend equivalents. Awards granted under the LTIP will be upon such terms as may be approved by the Compensation Committee and set forth in an evidence of award. An evidence of award will contain such terms and provisions, consistent with the LTIP, as the Compensation Committee may approve, including provisions for the acceleration of vesting or satisfaction of other requirements upon the occurrence of certain events. Stock options and stock appreciation rights will not be granted with an exercise price or base price, as the case may be, less than the full fair market value per share. No stock option or stock appreciation right may be exercisable more than 10 years from the date of grant.

Performance Criteria

        The performance criteria, upon which the payment or vesting of a performance award intended to qualify for exemption under Section 162(m), shall be limited to a set of business measures set forth in the LTIP, which may be applied with respect to us, our subsidiaries, a particular business unit, or any LTIP participant, and which may be measured on an absolute basis or a basis relative to a peer-group or other market measures. In the case of performance awards that are not intended to qualify for exemption under Section 162(m), the Compensation Committee will designate the performance criteria as it shall determine it its sole discretion.

Transferability

        Except as otherwise determined by the Compensation Committee in the terms of an award agreement, no stock appreciation right, stock option or other derivative security granted under the LTIP is transferable by a participant except upon death, by will or the laws of descent and distribution. Except as otherwise determined by the Compensation Committee, stock options and stock appreciation rights are exercisable during the optionee's lifetime only by him or her or by his or her guardian or legal representative.

Administration and Amendments

        The LTIP is to be administered by the Compensation Committee, except that the Compensation Committee has the authority to delegate the authority to grant and determine the terms and conditions of awards under the LTIP to one or more of our officers or directors, subject to such limitations as the Compensation Committee shall determine. The Compensation Committee, however, may not delegate such authority with respect to awards granted under the LTIP to any member of the Board or any LTIP participant who, in the sole judgment of the Compensation Committee, could be treated as a "covered employee" under Section 162(m).

        All awards made pursuant to the LTIP to non-employee directors must be approved by the Board. With respect to such awards, all rights, powers and authorities vested in the Compensation Committee under the LTIP will instead be exercised by the Board.

        The Compensation Committee has the discretionary authority to interpret the LTIP, to make all factual determinations under the LTIP, to determine the terms and provisions of the respective award agreements, and to make all other determinations necessary or advisable for the LTIP's administration. The Compensation Committee has authority to prescribe, amend, and rescind rules and regulations relating to the LTIP and all interpretations, determinations, and actions by the Compensation Committee will be final, conclusive, and binding upon all parties.

        The Board may amend the LTIP from time to time without approval by our stockholders. However, no amendment shall be effective without the consent of the stockholders that would (i) change the class of persons eligible to participate in the LTIP, (ii) increase the number of shares of common stock reserved for issuance under the LTIP or for certain types of awards, or (iii) allow the grant of stock appreciation rights or stock options at an exercise price below fair market value, or allow the repricing of stock appreciation rights or stock options.

Adjustments

        The number and kind of shares covered by outstanding awards under the LTIP and, if applicable, the prices per share applicable thereto, are subject to adjustment in the event of merger, consolidation, liquidation, issuance of rights or warrants to purchase securities, recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split or other distribution with respect to the shares of common stock, or any similar corporate transaction or event. The permitted adjustments are only those the Compensation Committee determines are appropriate to reflect the occurrence of the transaction or event, including but not limited to adjustments in the number and kind of securities reserved for issuance; in the award limits on individual awards; in the performance goals of any outstanding awards; and to the number and kind of securities subject to outstanding awards; and, if applicable, to the grant amounts, exercise prices or of the awards. Additionally, in the event of any such transaction or event, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the LTIP such alternative consideration (including cash) as it determines to be equitable in the circumstances and the Compensation Committee may require the surrender of all awards so replaced. Any such adjustments shall be made in a manner consistent with the requirements of section 409A of the IRS Code and, in the case of incentive stock options, any such adjustments shall be made in a manner consistent with the requirements of section 424(a) of the IRS Code.

Compliance with Section 409A of the Internal Revenue Code

        To the extent applicable, it is intended that the LTIP and any grants made there under comply with the provisions of Section 409A of the IRS Code, so that the income inclusion provisions of Section 409A(a)(1) of the IRS Code do not apply to the participants. The LTIP and any grants made under the LTIP shall be administered in a manner consistent with this intent. Any reference in the LTIP to Section 409A of the IRS Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

        Neither a participant nor any of a participant's creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the IRS Code) payable under the LTIP and grants under the LTIP to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the IRS Code, any deferred compensation (within the meaning of Section 409A of the IRS Code) payable to a participant or for a participant's benefit under the LTIP and grants under the LTIP may not be reduced by, or offset against, any amount owing by the participant to us or any of our affiliates.

        If, at the time of a participant's separation from service (within the meaning of Section 409A of the IRS Code) (1) the Participant shall be a specified employee (within the meaning of Section 409A of the IRS Code and using the identification methodology selected by us from time to time) and (2) we shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the IRS Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the IRS Code in order to avoid taxes or penalties under Section 409A of the IRS Code, then we shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after such six-month period.

        Notwithstanding any provision of the LTIP and grants under the LTIP to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the IRS Code, we reserve the right to make amendments to the LTIP and grants under the LTIP as we deem necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the IRS Code. In any case, a participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her for his or her account in connection with the LTIP and grants under the LTIP (including any taxes and penalties under Section 409A of the IRS Code), and neither we nor any of our affiliates shall have any obligation to indemnify or otherwise hold the participant harmless from any or all of such taxes or penalties.

Termination

        No grant will be made under the LTIP after November 25, 2017, the date preceding the tenth anniversary of the date the LTIP was first adopted by our Board. The Board may, in its sole discretion and at any earlier date, terminate the LTIP. Termination of the LTIP will not affect the rights of participants under any outstanding awards that are not exercised in full on the date of termination.

Federal Income Tax Consequences

        The following is a brief summary of some of the federal income tax consequences of certain transactions under the LTIP based on federal income tax laws in effect on January 1, 2009. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants

        Non-Qualified Stock Option Rights.    In general, (1) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

        Incentive Stock Option Rights.    No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

        If common shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

        Stock Appreciation Rights.    No income will be recognized by a participant in connection with the grant of a stock appreciation right. As the stock appreciation rights vest, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

        Restricted Stock.    The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the IRS Code ("Restrictions"). However, a recipient who so elects under Section 83(b) of the IRS Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

        Restricted Stock Units.    No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

        Performance Shares and Performance Units.    No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received.

Tax Consequences to the Corporation or Subsidiary

        To the extent that a participant recognizes ordinary income in the circumstances described above, the Corporation or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the IRS Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m).

        The Board recommends a vote FOR the approval of the MYR Group Inc. 2007 Long-Term Incentive Plan.

 ITEM 4. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee is responsible for the selection, retention, termination and oversight of our independent auditors. After considering multiple possible independent auditor candidates, the Board appointed Ernst & Young LLP ("E&Y"), a registered public accounting firm, to serve as our independent auditors for the fiscal year ended December 31, 2009.

        The Audit Committee has also appointed E&Y as our independent auditors for the fiscal year ending December 31, 2010. The Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the selection of E&Y as our independent auditors. The Board and the Audit Committee are not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the selection, the Audit Committee may investigate the reasons for such rejection. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent auditor at any time.

        We expect that representatives of E&Y will be present at the Annual Meeting and that they will have an opportunity to respond to appropriate questions from stockholders.

        The Board recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent auditors.

OTHER MATTERS THAT MAY BE PRESENTED AT THE ANNUAL MEETING

        Management does not know of any business, other than that described in this Proxy Statement, which will be presented for action at the Annual Meeting. If any other matters properly come before the meeting, the persons named as proxies will vote on such matters in accordance with the Board's recommendation or, if no recommendation is given, in accordance with the proxies' best judgment.

AUDIT COMMITTEE MATTERS

        The Board established the standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has determined that all of the Audit Committee members are independent within the meaning of the Nasdaq's listing standards and Rule 10A-3 of the Exchange Act. None of the Audit Committee members have participated in the preparation of MYR Group's financial statements during the past three years. The Board has also determined that all committee members are financially literate within the meaning of the Nasdaq rules and that Mr. Patterson is an "audit committee financial expert" within the meaning of SEC regulations.

        Under its charter, the Audit Committee performs, among other tasks, the following duties:

  •
  review of the audit plans and findings of our independent registered public accounting firm and our internal audit staff, as well as the results of regulatory examinations and tracks management's corrective action plans where necessary;

  •
  review of our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

  •
  review of our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

  •
  appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

        The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by MYR Group. We encourage employees and those outside our company to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, you should call our fraud hotline number at 1-800-461-9330. All complaints received are confidential and anonymous and will be retained for our records.

        Audit Committee Report for the Year Ended December 31, 2009 to Our Stockholders:

        The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of MYR Group's financial statements, MYR Group's compliance with legal and regulatory requirements and the independence and performance of MYR Group's internal and external auditors.

        MYR Group's financial statements for the year ended December 31, 2009 were audited by E&Y, an independent registered public accounting firm.

        As part of its activities, the Audit Committee has:

          1.     Reviewed and discussed with management MYR Group's audited financial statements;

          2.     Reviewed and discussed with E&Y the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees), as adopted by the U.S. Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T; and

          3.     Received the written disclosures and the letters from E&Y required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence; and has discussed with E&Y its independence.

        Based upon the review and discussions referred to above, and in reliance on management and E&Y as described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009, and be filed with the SEC.

Audit Committee:	William D. Patterson, Chair Jack L. Alexander Henry W. Fayne Betty R. Johnson Carter A. Ward

The information contained in the Audit Committee Report above shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except to the extent that MYR Group specifically incorporates it by reference in such filing.

Pre-Approval Policies

        Consistent with SEC and PCAOB requirements regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established procedures to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

        During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting.

Independent Auditors' Fees

        Aggregate fees for professional services rendered by our independent auditors, E&Y for 2009 and PricewaterhouseCoopers LLP for 2008, were as follows:

	2009	2008
Audit Fees	$466,659	$872,746
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	18,607	—

Total	$485,266	$872,746

        In the above table, in accordance with the SEC rules, "Audit Fees" are fees that we paid to E&Y and PricewaterhouseCoopers LLP for the audit of our annual financial statements included in the Annual Report on Form 10-K, review of financial statements included in the Quarterly Report on Form 10-Qs, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. Included in the 2008 amount is approximately $0.4 million of fees related to the Registration Statement on Form S-1.

        "Audit-Related Fees" are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting.

        "Tax Fees" are fees for tax compliance, tax advice and tax planning, and "All Other Fees" are fees for any services not included in the first three categories. The 2009 amount of "All Other Fees" paid to E&Y are for compensation consultant services rendered for the Compensation Committee. These services were primarily rendered prior to the engagement of E&Y as our independent auditors. As discussed under the heading "Compensation Committee Matters," E&Y no longer provides compensation consultant services to the Compensation Committee.

COMPENSATION COMMITTEE MATTERS

        The Compensation Committee is responsible for overseeing our compensation plans and our employee benefit plans and practices. Under its charter, the Compensation Committee, at least annually, reviews the goals and objectives of the MYR Group's executive compensation plans and evaluates the compensation plans' success in reaching such goals and objectives. In addition, the Compensation Committee evaluates the performance of MYR Group's executive officers, including the Chief Executive Officer, in light of the goals and objectives of the executive compensation plans and determines and approves or recommends to the Board for its approval the appropriate compensation levels for such officers.

        The Compensation Committee's primary goals with respect to named executive officer compensation are (i) to align our named executive officers' incentives with stockholder value creation, (ii) to attract, motivate and retain the best possible executive officer talent, (iii) to tie cash and stock incentives to the achievement of measurable corporate and business unit performance goals and (iv) to encourage our named executive officers to behave like owners of the business. To achieve these purposes, the Compensation Committee implements and maintains compensation plans that reward our named executive officers for their contributions to our short-term and long-term performance and for creating and building stockholder value.

        The Board has determined that each member of the Compensation Committee qualifies as an "independent" director as defined under the Nasdaq rules, as an "non-employee" director as defined in Rule 16b-3(b)(3) under the Exchange Act and as an "outside" director within the meaning of Section 162(m)(4)(c)(i) of the IRS Code.

        The Compensation Discussion and Analysis, included in this Proxy Statement, addresses the Compensation Committee's primary processes for establishing and overseeing executive compensation, which include retaining compensation consultants, inviting our Chief Executive Officer and our vice president-human resources to participate in meetings and holding meetings without management present.

Compensation Consultant

        Under its charter, the Compensation Committee has the authority to retain, at the Company's expense, its own advisors and compensation consultants and to approve their compensation. These external compensation consultants provide the Compensation Committee with guidance on compensation trends, program designs and market research requested by the Compensation Committee. The compensation consultants provide advice and recommendations on both executive and director compensation. These compensation consultants are engaged by and report directly to the Compensation Committee on executive compensation matters and meet separately with the Compensation Committee outside the presence of management. Interaction between the compensation consultants and management is generally limited to providing information and data necessary for the compensation consultant to carry out assignments from the Compensation Committee.

        From September 2008 to December 2009, the Compensation Committee retained E&Y as its primary compensation consultant. At the Compensation Committee's request, E&Y produced a compensation benchmarking study (the "2008 E&Y Compensation Benchmarking Study") that was completed and presented to the Compensation Committee in November 2008. At the Compensation Committee's March 10, 2009 meeting, the Committee referred to the 2008 E&Y Compensation Benchmarking Study in analyzing and establishing MYR Group's 2009 executive and director compensation. The Compensation Committee continues to utilize the 2008 E&Y Compensation Benchmarking Study as part of its ongoing evaluation of the Company's compensation structure.

        As part of the Compensation Committee's annual review of the independence of its compensation consultant, the Compensation Committee considered, among other things, the fact that E&Y was retained by MYR Group as its independent auditors for the fiscal year ended December 31, 2009. Effective November 2009, the Compensation Committee elected to retain Mercer to serve as its compensation consultant. Mercer does not perform any non-executive compensation-related services for MYR Group.

        In 2009, total fees paid to E&Y and Mercer for services provided as our compensation consultant were less than $120,000.

Compensation Risk Assessment

        With the help of management, the Compensation Committee reviewed our compensation policies and practices for all employees, including our named executive officers. The Compensation Committee discussed compensation features that encourage excessive risk-taking, such as bonuses that promote short-term gains over long-term success, reliance on formulae or calculations that rely on excessive risk-taking, unreasonable goals or thresholds and concluded that our compensation structure does not include such features.

        We believe that the structure of our compensation programs promotes sound risk management practices. We structure our pay to consist of a fixed base salary and variable stock and cash awards. Base salary provides a steady income regardless of stock price performance with the goal of relieving pressure to focus exclusively on stock price performance to the detriment of long-term stockholder value. The cash and equity awards are designed to reward (a) the achievement of short-term, business specific performance goals and (b) long-term corporate performance through a mix of equity award instruments under our LTIP that include full value awards which also mitigates risk. Additionally, base salaries and other compensation decisions are based on subjective considerations and performance review, which limit the negative impact of strict formulae or objective factors that encourage excessive risk taking.

Compensation Committee Report for the Year Ended December 31, 2009

        The Compensation Committee oversees our compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement.

        In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which was filed with the SEC on March 15, 2010.

Compensation Committee:	Larry F. Altenbaumer, Chair Jack L. Alexander Henry W. Fayne Gary R. Johnson William D. Patterson

DIRECTOR COMPENSATION

        For the year ended December 31, 2009, the Board approved the following annual compensation for our non-employee directors who serve on the Board and Board committees:

  •
  annual compensation of $30,000 for each member of the Board, plus an additional $10,000 annually for the chairperson of the Audit Committee and $5,000 annually for each chairperson of the Nominating and Corporate Governance Committee and Compensation Committee;

  •
  each director received cash compensation of $2,000 for each meeting of the Board that he or she attended in person and $1,000 for each meeting attended telephonically; and

  •
  each director received cash compensation of $1,000 for each meeting of any committee that he or she attended, whether in person or by phone.

        In addition, our directors are entitled to reimbursement for reasonable costs and expenses incurred in connection with attendance at Board and committee meetings.

2009 DIRECTOR COMPENSATION TABLE

        The following table sets forth the annual compensation earned by each of our non-employee directors for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jack L. Alexander	51,000	—	—	—	—	51,000
Larry F. Altenbaumer	52,000	—	—	—	—	52,000
Henry W. Fayne	51,000	—	—	—	—	51,000
Betty R. Johnson	49,000	—	—	—	—	49,000
Gary R. Johnson	52,000	—	—	—	—	52,000
William D. Patterson	63,000	—	—	—	—	63,000
Carter A. Ward(2)	49,000	—	—	—	—	49,000

(1)
During 2008 and 2009, no equity-based awards were granted to any of our non-employee directors. As of December 31, 2009, there were 48,000 stock options outstanding related to share-based awards granted to non-employee directors under the LTIP. These options were granted in December 2007 upon the closing of the 2007 Private Placement, at an exercise price of $13.00 per share, as follows:

Name	Number of Stock Options
Jack L. Alexander	8,000
Larry F. Altenbaumer	8,000
Henry W. Fayne	8,000
Betty R. Johnson	8,000
Gary R. Johnson	8,000
William D. Patterson	8,000
(2)
Carter A. Ward does not have any stock option awards outstanding as he was not a director at the time of grant. Additionally, the amount of fees earned or paid in cash for 2009 were paid directly to the ArcLight Fund, which is an affiliate of ArcLight. Mr. Ward serves as a manager of the ArcLight Fund.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives of our Compensation Programs

        This Compensation Discussion and Analysis focuses on the compensation of our executive officers who are named in the tables below and who are referred to as our "named executive officers." Our named executive officers for 2009 were as follows: Mr. Koertner, our president and chief executive officer; Mr. Martinez, our vice president, chief financial officer and treasurer; Mr. Green, our senior vice president and chief operating officer; Mr. Fluss, our group vice president; Mr. Engen, our senior vice president, secretary and chief legal officer; and Mr. Swartz, our senior vice president.

        We have designed our compensation programs to reward our key executive officers for their contributions to our short-term and long-term performance and to be competitive with programs offered by companies with which we compete for executive officer talent. We believe that the pay of our named executive officers should be directly linked to performance, thus our compensation programs are designed to reward strong financial performance and safe operations. We measure the effectiveness of our compensation programs by our ability to create incentives for our named executive officers to meet or exceed our financial performance and on our ability to attract and retain executive officers who will provide exceptional levels of service.

        We seek to maintain the competitiveness of our executive compensation levels with those of our peers and competitors and therefore, we make changes to the level of our named executive officer compensation from time to time. Adjustments to both overall compensation and the individual components of compensation are based on various factors including results of compensation benchmarking studies, published compensation survey data, general economic conditions, the effects of inflation or other economic forces, changes in our business operations and the related financial results, and changes in the compensation practices of our competitors. We also take into account each executive officer's performance when making compensation adjustments.

        The primary goals of our executive compensation program are to:

  •
  encourage the achievement of meeting financial and safety performance goals;

  •
  attract and retain the most talented and dedicated executives possible;

  •
  motivate executive leadership and behavior that aligns our employees' interests with those of our stockholders;

  •
  develop and maintain an understanding of our industries' competitive environment and position us as a competitive participant within our industry;

  •
  encourage our executives to develop business models and systems that seek out strategic opportunities, which benefit us and our stockholders;

  •
  implement a culture of legal and regulatory compliance and a commitment to operating our business with the highest standards of professional conduct and compliance;

  •
  achieve accountability for performance by linking annual cash awards to the achievement of financial and safety performance goals; and

  •
  build backlog of profitable new business to ensure our long-term success.

Summary of Compensation Programs

        This table summarizes the elements and related program objectives for each such element for our named executive officers.

Program	Description	Program Objective
Annual Compensation
Base Salary	Ongoing compensation based on the executive's role and experience.	• Attract and retain employees • Discourage excessive risk taking
Management Incentive Plan	Annual incentive awards paid in cash based on achieving "threshold" financial and safety performance levels. If "threshold" performance is achieved, payout is based on a percentage of salary.	• Motivate performance across the company and within specific segments • Encourage safe operations
Long-Term Incentive Compensation
Stock Awards

Awards of non-qualifying stock options granted in 2007. No awards granted in 2008 or 2009. Anticipated awards of non-qualifying stock options, restricted stock, and performance shares to be granted in 2010.

• Encourage long-term individual contribution and sustained success • Encourage a sense of ownership • Increase retention • Promote stock ownership
Other Compensation
Profit Sharing Contributions to Diversified Holdings Savings Plan	We may make profit sharing contributions into employees' 401(k) accounts, including our named executive officers.	• Attract and retain key employees • Provide some financial security in retirement • Encourage a sense of ownership
Retirement Benefits
401(k) Matching

All employees, including our named executive officers, receive matching contributions under our 401(k) plan. We match 100% of an employee's pre-tax contributions up to the first 6% of such employee's base salary, up to the maximum allowed by the plan.

• Attract and retain key employees • Provide some financial security in retirement

Program	Description	Program Objective
Executive Benefits
Severance and Change-in-Control Provisions

Employment agreements with named executive officers provide for payments and benefits in the event of an executive's termination resulting from a change-in-control transaction, disability, or other event.

• Attract and retain named executive officers • Allow for smooth transitions in the event of a change-in-control
Executive Perquisites	Limited programs such as company vehicle or car allowance and reimbursement of certain business and entertainment expenses.	• Support business development • Attract and retain named executive officers
Other Benefits
Other Benefits	Health and welfare programs and other benefits.	• Attract and retain named executive officers • Support the health of key employees

Benchmarking and Use of Compensation Consultant

        To determine market pay levels, the Compensation Committee utilizes compensation benchmarking studies and published compensation survey data for our industry that are prepared and compiled for the Compensation Committee by outside consultants. The Compensation Committee utilizes the compensation benchmarking studies and the published compensation survey data not only as factors in establishing the overall compensation levels for our named executive officers, but also to determine the significance of individual components of compensation and the allocation of compensation between long-term and short-term compensation and cash and non-cash compensation.

        In 2008, the Compensation Committee retained E&Y as its compensation consultant to perform the 2008 E&Y Compensation Benchmarking Study that was completed and presented to the Compensation Committee in November 2008. The 2008 E&Y Compensation Benchmarking Study provided market data for base salary, total cash compensation (base salary plus annual incentive compensation) and total direct compensation (total cash compensation plus long-term incentive compensation) for each named executive officer position. E&Y, with input from our management, and with Compensation Committee approval, selected the following fifteen companies for inclusion in the compensation benchmarking study either because they are considered to be direct competitors in our industry (in terms of both market share and management talent resources) or because they provided similar electrical contracting services:

  •
  Ameron International Corporation

  •
  Astec Industries, Inc.

  •
  Michael Baker Corporation

  •
  Comfort Systems USA, Inc.

  •
  Dycom Industries, Inc.

  •
  EMCOR Group, Inc.

  •
  Granite Construction Incorporated

  •
  Insituform Technologies, Inc.

  •
  Integrated Electrical Services, Inc.

  •
  MasTec, Inc.

  •
  Matrix Service Company

  •
  Pike Holdings, Inc.

  •
  Quanta Services, Inc.

  •
  Tetra Tech, Inc.

  •
  TRC Companies, Inc.

        The Compensation Committee believes that it is appropriate to utilize compensation benchmarking studies of our peer and competitor companies and published compensation survey data for our industry to establish compensation targets because the competitiveness of our compensation practices greatly influences our ability to attract, motivate and retain top executive officer talent, which is an important determinant of our business success. However, the Compensation Committee believes compensation benchmarking studies should only be considered as a point of reference for measurement, but not as the determinative factor for our named executive officers' compensation. The results of the studies do not supplant the significance of the individual performance of our named executive officers that the Compensation Committee considers when making compensation decisions. Because the information provided by compensation benchmark studies is just one of the pieces of information that is used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, the Compensation Committee has discretion to determine the frequency of performing benchmarking and other studies. In 2009, due to the costs of performing a study, the decision to implement a salary freeze for our named executive officers, and the general industry and economic conditions, the Compensation Committee decided not to request a benchmarking study from our compensation consultants.

        Under its charter, the Compensation Committee has the authority to retain or terminate its advisors and compensation consultants and to approve their compensation; such advisory fees are borne by the Company. These advisors report directly to the Compensation Committee. The Compensation Committee engaged E&Y for the 2008 E&Y Compensation Benchmarking Study independently and without input from our management. E&Y did not provide, and was not asked by the Compensation Committee to provide, recommendations as to specific compensation payments to our named executive officers. The Compensation Committee has the authority to terminate the engagement of a compensation consultant at any time and to engage another consultant at its discretion. In December 2009, the Compensation Committee ended its engagement with E&Y and retained Mercer as its new compensation consultant.

        The 2008 E&Y Compensation Benchmarking Study provided the Compensation Committee with information regarding compensation programs of, and the average and median compensation levels among, companies in the peer group. E&Y also utilized several sources of published compensation survey data by matching, with management's input, the titles and job descriptions of our named executive officers with those in the surveys to provide the Compensation Committee with additional competitive compensation information. The E&Y engagement also included a study that provided the Compensation Committee with market data for each element of Board compensation, including cash retainers, meeting fees, committee fees and equity compensation.

        After review of the 2008 E&Y Compensation Benchmarking Study and taking into account the economic conditions in late 2008 and early 2009, the Compensation Committee chose not to increase the base salary of any of our named executive officers in 2009, except in connection with promotions that involved increases or changes in responsibilities.

Management's Role in the Compensation-Setting Process

        The Compensation Committee oversees the executive compensation plans for our named executive officers. However, management plays an important role in the compensation setting process of our named executive officers. Management recommends to the Compensation Committee compensation plans, financial performance goals, safety performance goals and strategic goals relating to each named executive officer. Management also provides evaluations on the performance of and makes recommendations regarding the base salary levels and cash bonus and equity awards for our named executive officers (other than with respect to our Chief Executive Officer ("CEO")). While our management makes recommendations as to the goals and awards for named executive officers' compensation (other than with respect to our CEO), the Compensation Committee has final authority and complete discretion to ultimately set the compensation goals and awards of our named executive officers.

        At the request of the Compensation Committee, our CEO presents to the Compensation Committee his evaluation of the performance of our named executive officers and his recommendation regarding our named executive officers' compensation. The Compensation Committee considers these evaluations and recommendations in determining our named executive officers' salaries and amounts to be paid pursuant to our incentive plans.

        To assist the Compensation Committee, management also prepares information for certain Compensation Committee meetings, including, among other things, detailed analyses of salaries, cash and equity payouts under our incentive plans, recommendations of modifications to or the addition of new compensation programs. The Compensation Committee relies upon this information from management, along with recommendations by our CEO and outside consultants for peer group benchmarking studies' data on salaries and cash and equity incentive payouts. The purpose of these analyses is to present all the elements of actual compensation and potential future compensation for our named executive officers so that the Compensation Committee may evaluate all elements of our total compensation packages.

Elements of Executive Compensation

        In 2009, the key components of our compensation program for our named executive officers were: base salary, the Management Incentive Program ("MIP"), profit sharing contributions, the LTIP and other compensation consisting primarily of matching 401(k) contributions. Each component of our compensation program has an important role in creating compensation payouts that motivate and reward strong performance, help retain the named executive officers who deliver such performance and result in increased value to the stockholders.

Base Salary

        Base salary is a critical element of our named executive officers' compensation because it provides named executive officers with a base level of guaranteed monthly income to compensate them for services provided to our company. Base salaries for named executive officers, including our CEO, are determined annually by taking into account factors such as competitive Transmission and Distribution ("T&D") and Commercial and Industrial ("C&I") construction industry salaries, a subjective assessment of the nature of the position, contribution, experience and level of responsibility of the named executive officer and such named executive officer's length of service.

        The current base salaries for our named executive officers are as follows: Mr. Koertner, $500,000; Mr. Martinez, $255,000; Mr. Green, $310,000; Mr. Engen $275,000; Mr. Fluss, $245,000; and Mr. Swartz $275,000. Each of these salaries is subject to periodic review and adjustment, generally on an annual basis, by the Compensation Committee. Base salaries may be adjusted to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Based on publicly available information, the Compensation Committee believes that the base salaries established for our executive officers, including our named executive officers, are generally competitive. None of our named executive officers received increases in base salary in 2009, except in connection with promotions that involved increases or changes in responsibilities. As of the date of this Proxy Statement, no adjustments have been made to the base salary of our named executive officers for 2010.

Management Incentive Plan

        The MIP is designed to provide our named executive officers with cash performance awards payable annually to reward the achievement of certain financial performance goals and safety targets that we believe are strongly linked to stockholder value creation. An important factor in our decision to pay our MIP awards in cash rather than in equity has been to ensure that our compensation program remains competitive with the programs of our direct competitors, which include private companies that generally pay all compensation in cash. Our MIP performance targets are measured against financial performance and safety goals that are established annually by the Compensation Committee and that encourage our named executive officers to increase stockholder value by focusing on growth in revenue and earnings and safety in operations.

        The payout for each named executive officer under the MIP is dependent on a percentage of each named executive officer's salary that the Compensation Committee determines to be subject to the plan and our performance measured against the financial and safety goals established by the Compensation Committee pursuant to the MIP. The factors considered in establishing the financial goals include pretax income, net income, retained earnings, return on equity ("ROE") and individual goals based on similar objective criteria that pertain to individual contributions to the achievement of such financial measures.

        Consistent with our compensation objective of linking named executive officers' compensation with performance, each named executive officer's 2009 award pursuant to the MIP was based on pretax income and ROE as the financial performance goals and total case rate and lost time cases as the safety performance goals. The performance goals are intended to be challenging and ambitious but also realistic enough to be reasonably attainable given a concerted effort by our named executive officers in consideration of current conditions and trends.

        The MIP provides for a range of payouts for achievement of the goals at percentages of base salary, as provided in the table below.

	Performance Rating(1)
Group	75% of Goal (Threshold)(2)	100% of Goal (Target)	150% of Goal (Maximum)
	(percentage of base salary)
CEO	25%	80%	150%
Chief Operating Officer ("COO")	25%	65%	125%
All Other Named Executive Officers	25%	60%	110%

(1)
The MIP provides for a range of payouts based upon the achievement of our performance goals between (1) 75% and 100% and (2) 100% and 150% of the performance goals, both of which are determined by linear interpolation.

(2)
No payout under the MIP unless 75% of the performance goal, the threshold, is achieved.

        To illustrate the application of the formula under the MIP, you should assume that the named executive officer (who is not the CEO or COO) is paid an annual salary of $100,000. You should also assume that 70% of the award under the MIP is attributable to our achievement of our financial performance goals, of which 58% is based on our pretax income goal and 12% is based on our ROE goal at target, and the remaining 30% of the award is attributable to the achievement of our safety goals, of which 15% is attributable to total case rate and 15% is attributable to lost time cases. If we were to achieve 100% of our pretax income goal, 100% of our ROE goal, 90% of our total case rate goal and 95% of our lost time goal, under the terms of the MIP, the named executive officer would be entitled to an award equal to the sum of (i) 60% of their annual salary multiplied by the pretax income goal weighting factor of 58% multiplied by the achieved target of 100%, plus (ii) 60% of their annual salary multiplied by the ROE goal weighting factor of 12% multiplied by the achieved target of 100%, plus (iii) 60% of their annual salary multiplied by the total case rate weighting factor of 15% multiplied by the achieved 90% of target, plus (iv) 60% of their annual salary multiplied by the lost time weighting factor of 15% multiplied by the achieved 95% of target for a total award under the MIP of $58,650 (($100,000 * 60% * 58% * 100%) + ($100,000 * 60% * 12% * 100%) + ($100,000 * 60% * 15% * 90%) + ($100,000 * 60% * 15% * 95%)).

        In 2009, the target financial performance goals were set at a pretax income of $30.5 million and ROE of 11.6% for each of our named executive officers. We achieved pretax income of $26.7 million and ROE of 11.1% (i.e., less than 100% of our 2009 financial performance goals). In addition, we achieved 129% of our total case rate goal and more than 150% of our lost time goal. Because we did not meet 100% of all of our performance goals in 2009, the named executive officers did not receive maximum or target payouts under the MIP.

Long-Term Incentive Compensation

        We believe that long-term performance is achieved through an ownership culture that rewards and encourages our named executive officers to foster the long-term success of our company. We believe that an effective method to reward and encourage such success is through the use of stock-based awards. In connection with the 2007 Private Placement, our Board adopted the LTIP, which replaced the 2006 Stock Option Plan. The purposes of the LTIP are to attract, motivate and retain key employees and directors of our company upon whose judgment, initiative and efforts the financial success and growth of the business of our company largely depend, to provide additional incentive to our employees and directors through stock ownership and other rights that promote and recognize the financial success and growth of our company, and to align management's interests to that of the stockholders. The LTIP provides for grants of (a) incentive stock options qualified as such under U.S. federal income tax laws, (b) stock options that do not qualify as incentive stock options, (c) stock appreciation rights (or SARs), (d) restricted stock awards, (e) performance awards, (f) phantom stock, (g) stock bonuses, (h) dividend equivalents, or (i) any combination of such awards. The Compensation Committee determines who will receive awards under the LTIP and the limitations on those awards.

        Two million (2,000,000) shares of our common stock have been reserved for issuance under the LTIP. In December 2007, upon the closing of the 2007 Private Placement, we awarded stock options, at an exercise price of $13.00 per share, under the LTIP to our named executive officers as follows:

Name	Number of Stock Options
William A. Koertner	110,000
Marco A. Martinez	32,000
William H. Green	32,000
Gerald B. Engen, Jr.	32,000
John A. Fluss	32,000
Richard S. Swartz, Jr.	32,000

        During 2008 and 2009, no equity-based awards were granted under the LTIP to any of our named executive officers as we believed that the grants made in 2007 were sufficient to sustain an ownership culture.

Equity Compensation Plan Information.

        The following table sets forth certain information regarding the Company's equity compensation plans as of December 31, 2009. At December 31, 2009, our only active equity compensation plan was the LTIP. As discussed elsewhere in this Proxy Statement, we are seeking approval of the LTIP at the Annual Meeting.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	1,817,332	$6.43	1,454,000

(1)
The following table shows the various equity compensation plans that are reflected in the total above for plans approved by security holders, including the outstanding options that were granted under the 2006 Stock Option Plan. The Board has made a determination that no further awards will be granted under the 2006 Stock Option Plan.

Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
2006 Stock Option Plan	1,271,832	$3.65	—
2007 LTIP	545,500	$12.91	1,454,000

Other Compensation

        At its discretion, the Compensation Committee may authorize profit sharing contributions to the Diversified Holdings Savings Plan (our 401(k) plan) accounts of our employees, including our named executive officers. To be eligible for such a profit sharing contribution, the employee must be a participant in the 401(k) plan and employed on the last day of the 401(k) plan year (December 31). An employee's interest in contributions to his or her profit sharing account vests at a graduated vesting schedule of 20% per year of service for five years. After five years of service the employee would be 100% vested in all current and future contributions to his or her profit sharing account; provided the employee works a minimum of 1,000 hours each 401(k) plan year. The Compensation Committee approved a profit sharing contribution to the account of each of our employees for 2009 equal to 3.0% of each employee's base wages paid in the plan year, including each of our named executive officers (subject to applicable limits imposed by the IRS).

        Additionally, our employees, including our named executive officers, receive matching contributions under our 401(k) plan. We match 100% of an employee's pre-tax contributions up to the first 6% of such employee's base salary, up to the maximum allowed by the plan.

        Each named executive officer is also eligible to participate in all other benefit plans and programs that are or in the future may be available to our other executive employees, including any health insurance or health care plan, life insurance, disability insurance, retirement plan, vacation and sick leave plan, and other similar plans. In addition, each named executive officer is eligible for certain other benefits, including reimbursement of business and entertainment expenses, and the choice of a car allowance or the use of a company car with a gas card. The Board may revise, amend or add to the officer's executive benefits and perquisites as it deems advisable. We believe that these benefits and perquisites are consistent with those provided to senior executives at companies in the T&D and C&I industries.

Exercise of Discretion in Executive Compensation Decisions

        The Compensation Committee has complete discretion to withhold payment pursuant to any of our incentive compensation plans regardless of whether we or our named executive officers have successfully met the goals set under these plans. Likewise, the Compensation Committee has the authority to grant payment under any of the plans despite the non-attainment by us or our named executive officers of the pre-established goals. For 2009, the Compensation Committee did not exercise such discretion in the payment or non-payment of awards to our named executive officers.

Employment Agreements, Severance Benefits and Change in Control Provisions

        In connection with the 2007 Private Placement, we entered into employment agreements, as amended on December 31, 2008, with each of our named executive officers (each an "Employment Agreement"). On March 11, 2010, the Compensation Committee approved amendments to each of the Employment Agreements (the "Amended Employment Agreements") that will become effective upon each named executive officer's execution of his Amended Employment Agreement. These amendments relate primarily to (i) the modification and removal of certain benefits, including severance pay, available to the named executive officers upon a voluntary termination of employment without good reason; and (ii) clarification of the intent of MYR Group and the named executive officers as to certain provisions of the Employment Agreements. Under each Employment Agreement, the named executive officer is eligible to receive base salary, an annual target bonus, as defined under the MIP (for 2009, the annual target bonus was equal to 80% of the executive's base salary for our CEO, 65% for our COO, and 60% for all other named executive officers), use of a company car and gas card or a car allowance in accordance with company policy, and is eligible to participate in all incentive, 401(k), profit sharing, retirement and welfare benefit plans, policies and arrangements applicable generally to our other similarly-situated executive officers. Subject to prior notice, each Employment Agreement automatically renews annually for an additional one-year term following an initial term of 3 years. Each Employment Agreement contains non-competition covenants restricting the ability of the named executive officer to compete with us, to solicit our clients or to recruit our employees during the term of his employment and for a period of one year thereafter and prohibiting him from disclosing confidential information and trade secrets. The Employment Agreements generally terminate upon a named executive officer's (a) death, (b) disability, (c) termination for "cause" by the Company or without "good reason" by the employee (as both are defined in the Employment Agreements and generally described below), (d) termination without cause or for good reason or (e) termination without cause or for good reason following a "Change in Control" (as defined in each Employment Agreement and generally described below). If termination results from any of the foregoing, each named executive officer would be entitled to all compensation earned and all benefits and reimbursements due through the date of termination. Additionally, if termination results from any of the reasons below, the named executive officer would be entitled to the following additional payments and/or benefits:

Reason for Termination	Potential Payment(s)
Disability	• Long-term disability benefits pursuant to the terms of any long-term disability policy provided to similarly-situated employees of MYR Group in which the named executive officer participates
Without good reason

•       Lump-sum payment of one-half the named executive officer's base salary and target bonus subject to repayment in the event the named executive officer breaches the restrictive covenants or becomes reemployed in the six-month period following his termination

•       Company-funded benefit continuation coverage for the named executive officer and his family for a period of six months, subject to forfeiture in the event the named executive officer becomes reemployed in the six-month period following his termination

•       These payments upon termination without good reason will not be available under the Amended Employment Agreements, upon execution.

Without cause or for good reason

•       Lump-sum payment of twice the named executive officer's base salary and target bonus, subject to repayment in the event the named executive officer breaches the restrictive covenants or becomes reemployed in the two-year period following his termination

•       Company-funded benefit continuation coverage for the named executive officer and his family for a period of two years, subject to forfeiture in the event the named executive officer breaches the restrictive covenants or becomes reemployed in the two-year period following his termination

Without cause or for good reason within twelve months following a change in control

•       Lump-sum payment of three times the named executive officer's base salary and target bonus

•       Company-funded benefit continuation coverage for the named executive officer and his family for a period of two years, subject to forfeiture in the event the named executive officer becomes reemployed in the two-year period following his termination

•       Gross-up payments for any related excise taxes

        We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to named executive officers. We view the cash severance and continuation of health and welfare benefits as appropriate for the named executive officers who may not be in a position to readily obtain comparable employment within a reasonable period of time due to the restrictive covenants in the Employment Agreements.

        Each Employment Agreement for the named executive officers generally defines "Cause" as a named executive officer's (a) a material breach of the non-competition provisions of the named executive officer's Employment Agreement, (b) the commission of a criminal act by the named executive officer against MYR Group, including but not limited to fraud, embezzlement or theft, (c) conviction or plea of no contest or nolo cotendre to a felony or any crime involving moral turpitude, or (d) the named executive officer's failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Board that is not cured within thirty days after the receipt of written notice from our company. "Good Reason" exists under each Employment Agreement if, among other things, such named executive officer's base salary and/or annual target bonus opportunity is reduced, his duties are materially reduced, he is required to relocate to a work site more than fifty miles from his current work site or if the company materially breaches a material provision of the named executive officer's Employment Agreement and fails to cure such breach within thirty days of the receipt of written notice of the breach.

Potential Payments Upon Termination or Change in Control

        The named executive officers have long service records with us and have provided the vision and leadership that has built us into the successful enterprise that we are today. We believe that providing change in control benefits will reduce the reluctance of our named executive officers to pursue potential change in control transactions that may be in our best interest while simultaneously preserving neutrality in negotiating and executing transactions that are favorable to us.

        Each Employment Agreement for the named executive officers generally defines a "Change in Control" as the occurrence of a "change in the ownership of the Company," a "change in the effective control of the Company" or a "change in the ownership of a substantial portion of the Company's assets" as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi) and (vii), respectively. As described above, if the named executive officer is terminated without cause or for good reason following a "Change in Control," the named executive officer would be entitled to all compensation earned and all benefits and reimbursements due through the date of termination, as well as to lump-sum payment of three times the named executive officer's base salary, target bonus and company-funded benefit continuation coverage for the named executive officer and his family for a period of two years, subject to forfeiture in the event the named executive officer becomes reemployed in the two-year period following his termination and gross-up payments for any related excise taxes.

        "Change in Control" is similarly defined in the LTIP. Under the terms of the LTIP award agreements may provide for the effect of a change in control, which may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any award granted under the LTIP, (ii) the waiver or modification of performance or other conditions related to the payment or other rights under an award; (iii) provision for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee, or (iv) other modifications or adjustments to an award as the Compensation Committee deems appropriate to maintain and protect the rights and interests of plan participants upon or following a change in control.

Anticipated Executive Compensation Program Design Changes for 2010

        During 2008, the Compensation Committee conducted a comprehensive review of compensation for the named executive officers with the assistance of E&Y. Although we view our compensation to be competitive with that offered by our peer and competitor companies, in light of the E&Y recommendations, we believe that we can strengthen our pay for performance program by tying a percentage of compensation to long-term company performance. Based on this objective, the Compensation Committee made certain modifications to our compensation programs to include the addition of awarding nonqualified stock options, restricted stock and performance shares. We currently anticipate that, for 2010, the long-term incentive compensation for our named executive officers will include nonqualified stock options, restricted stock and performance shares. We will further discuss these awards in the Compensation Discussion and Analysis to be included in our proxy statement for our 2011 Annual Meeting of Stockholders.

Deductibility of Executive Compensation

        Section 162(m) of the IRS Code generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year by publicly traded corporations to the CEO and certain other executives named in the compensation table of the company's proxy statement. Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided such compensation meets certain requirements, including stockholder approval of material terms of compensation.

        Our general philosophy is to qualify future compensation for tax deductibility under Section 162(m), wherever appropriate, recognizing that, under certain circumstances, the limitations may be exceeded. Qualification is sought to the extent practicable and only to the extent that it is consistent with our overall compensation objectives. For example, in the past, our MIP was not qualified under Section 162(m) because the Compensation Committee believed that it was important to retain a significant level of flexibility and simplicity in those programs to support our pay-for-performance philosophies. The Committee also believed that it employed other safeguards (such as a mechanism for comparing pay and performance) that, although not recognized under Section 162(m), did ensure that payments made under these programs were performance-based. Finally, given that the impact of non-deductibility in the past under Section 162(m) had not been material, the Compensation Committee viewed non-qualification of those plans as appropriate in light of the significant level of flexibility and simplicity of the programs.

        However, as a result of our on-going review of our compensation programs, the Compensation Committee determined that the MIP could be structured in such a way as to maintain a suitable level of flexibility and simplicity and, at the same time, could be treated as performance-based compensation under Section 162(m). Such treatment would allow those payments to be deductible under Section 162(m), to the extent that an executive officer's compensation exceeded $1 million, which would be beneficial to the company. Accordingly, they recommended approval to the full Board of Directors (which approval was given in February 2010) to seek stockholder approval of a new management incentive plan applicable only to our executive officers under Section 162(m). As a result, Item No. 2, relating to the approval of the Senior MIP, is included in this Proxy Statement.

        In addition, to preserve the deductibility of awards made under the LTIP, Section 162(m) requires that the LTIP be approved by our stockholders. As a result, Item No. 3, relating to the approval of the LTIP, is included in this Proxy Statement.

        If the LTIP and Senior MIP are approved, the following components of executive compensation would be excluded in determining deductibility under Section 162(m) of the IRS Code: annual bonus under the Senior MIP and stock option and performance share awards granted under the LTIP. Exclusion of those amounts under Section 162(m) would mean that they would be fully deductible, regardless of amount, assuming they are otherwise considered reasonable compensation and are within the limits of the plans. Payments of base salary and restricted stock (as anticipated to be structured) would not be excludable and, thus, any of those amounts that exceed $1 million in a calendar year would be non-deductible.

Conclusion

        We have designed and administer our compensation program in a manner that emphasizes the retention of our named executive officers and rewards them appropriately for positive results. We monitor the program in recognition of the dynamic marketplace in which we compete for talent and will continue to emphasize pay-for-performance and equity-based incentive plans that reward our named executive officers for results consistent with the interests of our stockholders.

EXECUTIVE COMPENSATION TABLES

  2009 Summary Compensation Table

        The following table shows the annual compensation earned by our named executive officers, for the fiscal years ended December 31, 2009, 2008 and 2007.

Name/Position	Year	Salary ($)	Transaction Bonus(1) ($)	Stock Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Comp(3) ($)	All Other Comp(4) ($)	Total ($)
William A. Koertner	2009	500,000	—	—	—	389,150	28,443	917,593
Chairman, President and	2008	500,000	—	—	—	559,700	45,100	1,104,800
Chief Executive Officer	2007	450,000	625,000	—	756,151	517,500	974,362	3,323,013
Marco A. Martinez	2009	255,000	—	—	—	153,026	27,179	435,205
Vice President,	2008	243,750	—	—	—	237,534	44,502	525,786
Chief Financial Officer and Treasurer	2007	210,000	241,250	—	219,971	210,000	179,035	1,060,256
William H. Green	2009	310,000	—	—	—	203,794	21,444	535,238
Senior Vice President and	2008	297,708	—	—	—	333,254	38,500	669,462
Chief Operating Officer	2007	283,877	181,250	—	219,971	326,459	268,529	1,280,086
Gerald B. Engen, Jr.	2009	268,269	—	—	—	160,988	19,380	448,637
Senior Vice President,	2008	254,904	—	—	—	248,404	42,983	546,291
Chief Legal Officer and Secretary	2007	229,808	241,250	—	219,971	229,808	85,884	1,006,721
John A. Fluss	2009	245,000	—	—	—	147,025	75,663	467,688
Group Vice President	2008	237,238	—	—	—	231,188	38,045	506,471
	2007	222,525	181,250	—	219,971	222,525	268,167	1,114,438
Richard S. Swartz, Jr.	2009	261,539	—	—	—	156,949	21,744	440,232
Senior Vice President	2008	232,500	—	—	—	226,571	37,877	496,948
	2007	213,750	181,250	—	219,971	213,750	264,696	1,093,417

(1)
Represents the amount of transaction bonus earned in connection with the 2007 Private Placement, whereby we entered into transaction bonus agreements with each of our named executive officers and certain other key employees. The terms of these bonus agreements provided that each such officer or employee was entitled to receive a cash bonus in an amount equal to a specified portion of the transaction bonus pool of approximately $3.0 million. The transaction bonuses were intended to reward our officers and certain other key employees for their efforts in connection with the 2007 Private Placement, which we believe was executed with great professionalism and skill and created tremendous value to our stockholders. The payment of the transaction bonus was contingent upon the applicable officer or employee executing a release of claims in favor of the company.

(2)
Represents the aggregate grant date fair value, in accordance with ASC 718, of stock option awards granted under the LTIP. The fair value per share of these options is approximately $6.87, excluding the impact of expected forfeitures. There have been limited forfeitures to date; however, we have estimated an expected forfeiture rate of 1.5% over the life of the options. The amounts shown in the table above exclude any impact for expected forfeitures and do not represent the actual amounts paid to or realized by the named executive officers. Assumptions used in the calculation of these amounts are included in Note 14, Stock Option Plans in the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2009.

(3)
Represents the dollar value of the cash awards earned under our MIP. For further details regarding the MIP, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Management Incentive Plan" above.

(4)
The following supplemental table describes the items of compensation reported in this column:

Name	Year	401(k) Matching Contribution ($)	Profit Sharing Contribution ($)	Automobile and Other Travel Expenses ($)(A)	Taxable Relocation Expenses ($)(B)	Stock Purchase Discount ($)(C)	Gross-Up Related to 2007 Stock Purchase ($)(D)
William A. Koertner	2009	14,493	7,350	6,600	—	—	—
	2008	15,500	23,000	6,600	—	—	—
	2007	15,500	22,500	16,199	—	575,562	344,601
Marco A. Martinez	2009	13,325	7,350	6,504	—	—	—
	2008	14,902	23,000	6,600	—	—	—
	2007	12,554	20,923	6,850	—	86,762	51,946
William H. Green	2009	12,050	7,350	2,044	—	—	—
	2008	15,500	23,000	—	—	—	—
	2007	15,500	22,500	—	—	144,196	86,333
Gerald B. Engen, Jr.	2009	12,030	7,350	—	—	—	—
	2008	15,500	23,000	4,483	—	—	—
	2007	13,754	22,500	2,743	—	29,328	17,559
John A. Fluss	2009	13,175	7,350	983	54,155	—	—
	2008	14,500	23,000	545	—	—	—
	2007	13,334	22,224	2,080	—	144,196	86,333
Richard S. Swartz, Jr.	2009	13,625	7,350	769	—	—	—
	2008	14,210	23,000	667	—	—	—
	2007	12,808	21,346	13	—	144,196	86,333

(A)
Represents the named executive officer's personal use of a company automobile or automobile and fuel allowance and related expenses and reimbursement for certain personal travel-related expenses.

(B)
Represents the amounts provided to Mr. Fluss to reimburse him for certain taxable relocation expenses and the potential tax liability related to such reimbursement. Mr. Fluss relocated from Colorado to Illinois in 2009.

(C)
Represents the non-cash amount recognized for financial statement purposes for the year ended December 31, 2007 for the stock value discount received on the purchase of our common stock by management in 2007. This amount is included in the fair value adjustment for the liability-to-equity modification related to the amendment of the management stockholders' agreement with respect to our buy back requirement and the guaranteed 8% annual rate of return on the value of the shares purchased, as described in Note 13, Stockholders' Equity in the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2009.

(D)
Represents the amounts provided to the named executive officers to reimburse them for their potential tax liability related to the income recognized by them as a result of the stock value discount each received upon the purchase of common stock of MYR Group in July 2007.

  2009 Grants of Plan-Based Awards

        The following tables set forth the target and range for grants of awards made to each of the named executive officers under the MIP for 2009.

					Estimated Future Payouts Under Equity Incentive Plan Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Exercise or Base Price of Option Awards ($/sh)
								Grant Date Fair Value of Option Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Grant Date	Target (#)
William A. Koertner	—	125,000	400,000	750,000	—	—	—	—
Marco A. Martinez	—	63,750	153,000	280,500	—	—	—	—
William H. Green	—	77,500	201,500	387,500	—	—	—	—
Gerald B. Engen, Jr.	—	67,067	160,961	295,096	—	—	—	—
John A. Fluss	—	61,250	147,000	269,500	—	—	—	—
Richard S. Swartz, Jr.	—	65,385	156,923	287,692	—	—	—	—

(1)
For further details regarding the MIP, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Management Incentive Plan" above.

  Outstanding Equity Awards at 2009 Fiscal Year End

        The following table set forth for each named executive officer, outstanding equity awards as of the end of the 2009 fiscal year. There were no outstanding stock awards at the end of the 2009 fiscal year.

Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Awards Option Exercise Price ($)	Option Expiration Date
2006 Option Grants(1)
William A. Koertner	365,449	—	3.65	06/02/16
Marco A. Martinez	55,591	—	3.65	06/02/16
William H. Green	52,301	—	3.65	06/02/16
Gerald B. Engen, Jr.	20,894	—	3.65	06/02/16
John A. Fluss	88,155	—	3.65	06/02/16
Richard S. Swartz, Jr.	63,155	—	3.65	06/02/16
2007 Option Grants(2)
William A. Koertner	55,000	55,000	13.00	12/20/17
Marco A. Martinez	16,000	16,000	13.00	12/20/17
William H. Green	16,000	16,000	13.00	12/20/17
Gerald B. Engen, Jr.	16,000	16,000	13.00	12/20/17
John A. Fluss	16,000	16,000	13.00	12/20/17
Richard S. Swartz, Jr.	16,000	16,000	13.00	12/20/17

(1)
All options granted under the MYR Group Inc. 2006 Stock Option Plan vested upon the closing of the 2007 Private Placement, with a fair value per option of approximately $10.17. Assumptions used in the calculation of the fair value are included in Note 14, Stock Option Plans, in the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2009.

(2)
All options granted under the LTIP during 2007, with a fair value per option of approximately $6.87, excluding the impact of expected forfeitures. Assumptions used in the calculation of the fair value are included in Note 14, Stock Option Plans, in the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2009.

  2009 Option Exercises and Vesting of Stock Awards

        The following table set forth for each named executive officer, the activity for stock option exercises and vesting of stock awards during the year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)
William A. Koertner	—	$—	—	—
Marco A. Martinez	—	$—	—	—
William H. Green	—	$—	—	—
Gerald B. Engen, Jr.	12,000	$222,228	—	—
John A. Fluss	—	$—	—	—
Richard S. Swartz, Jr.	25,000	$455,723	—	—

(1)
Amounts reflect the difference between the exercise price of the option and the market price of our common stock on the date of exercise.

  Potential Payments Upon Termination or Change in Control

        As described above in the Compensation Discussion and Analysis section, our named executive officers have severance and change in control clauses in their employment agreements. The following table summarizes and quantifies the compensation that would have become payable upon termination or a change in control on December 31, 2009, given the named executive officers compensation and service levels as of such date.

		Severance and Change in Control Payments
Name	Benefit	Termination due to Disability(1)	Termination without Good Reason(2)	Termination without Cause or for Good Reason(3)(5)	Termination without Cause or for Good Reason within 12 months following a Change in Control(4)(5)
William A. Koertner	Severance pay(6)	$219,231	$450,000	$1,800,000	$2,700,000
	Welfare benefits	14,466	14,466	57,864	57,864
	Accelerated equity(7)	278,850	—	278,850	278,850
	401(k) benefits	13,154	—	—	—
	Car allowance	3,300	—	—	—

	Total	$529,001	$464,466	$2,136,714	$3,036,714

Marco A. Martinez	Severance pay(6)	$111,808	$204,000	$816,000	$1,224,000
	Welfare benefits	5,022	5,022	20,088	20,088
	Accelerated equity(7)	81,120	—	81,120	81,120
	401(k) benefits	6,708	—	—	—
	Car allowance	3,300	—	—	—

	Total	$207,958	$209,022	$917,208	$1,325,208

William H. Green	Severance pay(6)	$135,923	$255,750	$1,023,000	$1,534,500
	Welfare benefits	15,180	15,180	60,720	60,720
	Accelerated equity(7)	81,120	—	81,120	81,120
	401(k) benefits	8,155	—	—	—
	Car allowance	3,300	—	—	—

	Total	$243,678	$270,930	$1,164,840	$1,676,340

Gerald B. Engen, Jr.	Severance pay(6)	$120,577	$220,000	$880,000	$1,320,000
	Welfare benefits	21,120	21,120	84,480	84,480
	Accelerated equity(7)	81,120	—	81,120	81,120
	401(k) benefits	7,235	—	—	—
	Car allowance	3,300	—	—	—

	Total	$233,352	$241,120	$1,045,600	$1,485,600

John A. Fluss	Severance pay(6)	$107,423	$196,000	$784,000	$1,176,000
	Welfare benefits	9,150	9,150	36,600	36,600
	Accelerated equity(7)	81,120	—	81,120	81,120
	401(k) benefits	6,445	—	—	—
	Car allowance	3,300	—	—	—

	Total	$207,438	$205,150	$901,720	$1,293,720

Richard S. Swartz, Jr.	Severance pay(6)	$120,577	$220,000	$880,000	$1,320,000
	Welfare benefits	17,142	17,142	68,568	68,568
	Accelerated equity(7)	81,120	—	81,120	81,120
	401(k) benefits	7,235	—	—	—
	Car allowance	3,300	—	—	—

	Total	$229,374	$237,142	$1,029,688	$1,469,688

(1)
Represents the amount of salary continuation and other benefits to which the named executive officer is entitled under the terms of our long-term disability policy for a period of 180 days from the date of termination due to long-term disability.

  After six months of salary continuation as provided by us, the named executive officer will be eligible for benefits under the terms of our long-term disability insurance plan, which provides a benefit equal to 60% of the named executive officer's monthly base salary (up to a maximum monthly benefit of $10,000) until age 65 or older, as defined in the plan.

(2)
Represents the sum of (a) one-half the sum of the named executive's base salary and target bonus (For 2009, the target bonus was 80% of annual salary for our CEO, 65% of annual salary for our COO; and 60% for all other named executive officers) and (b) company-funded benefit continuation coverage for the named executive officer and his family under our welfare benefit plans in which the named executive officer is a participant for a period of six months. Under an executed Amended Employment Agreement, a named executive officer would no longer receive these amounts in the event of termination without good reason.

(3)
Represents the sum of (a) twice the sum of the named executive officer's base salary and target bonus (For 2009, the target bonus was 80% of annual salary for our CEO, 65% of annual salary for our COO; and 60% for all other named executive officers) and (b) company-funded benefit continuation coverage for the named executive officer and his family under our welfare benefit plans in which the named executive officer is a participant for a period of two years.

(4)
Represents the sum of (a) three times the sum of the named executive officer's base salary and target bonus (For 2009, the target bonus was 80% of annual salary for our CEO, 65% of annual salary for our COO; and 60% for all other named executive officers) and (b) company-funded benefit continuation coverage for the named executive officer and his family under our welfare benefit plans in which the named executive officer is a participant for a period of two years.

(5)
The amounts shown above do not include any gross-up which may be due with respect to the excise tax imposed pursuant to section 4999 of the IRS Code, or any gross-up which may be due to avoid violations of Section 105(h) of the IRS Code.

(6)
Severance pay includes the named executive officer's base salary and target bonus applicable to the type of severance or change in control payment shown.

(7)
Accelerated equity reflects the amount of compensation that each named executive officer would receive upon the accelerated vesting of any outstanding unvested stock-based awards as of the date of termination. The compensation amount shown is based upon (1) the amount of unvested stock options outstanding as of December 31, 2009 and (2) the closing market price of a share of our common stock as reported on the NASDAQ Global Market on December 31, 2009, which was $18.07 per share. The compensation amount is calculated by multiplying the amount of unvested stock options outstanding times the difference between the closing market price and the exercise or strike price of the option.

OWNERSHIP OF EQUITY SECURITIES

        The following table shows the number of shares of MYR Group common stock beneficially owned as of March 22, 2010 by each director and executive officer named in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. None of the common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Shares		Percentage
Named Executive Officers and Directors
William A. Koertner	583,766	(2)	2.7%
Marco A. Martinez	97,578	(3)	*
William H. Green	100,537	(4)	*
Gerald B. Engen, Jr.	45,118	(5)	*
John A. Fluss	152,180	(6)	*
Richard S. Swartz, Jr.	85,180	(7)	*
Jack L. Alexander	4,000	(8)	*
Larry F. Altenbaumer	4,000	(8)	*
Henry W. Fayne	4,000	(8)	*
Betty R. Johnson	5,000	(9)	*
Gary R. Johnson	4,000	(8)	*
William D. Patterson	6,000	(10)	*
Carter A. Ward	506,707	(11)	2.4%
All executive officers and directors as a group (13 persons)	1,598,066		7.5%

*
Percentage less than 1% of outstanding common stock.

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act, thereby including options exercisable within 60 days of March 22, 2010.

(2)
This amount includes 420,449 shares which may be acquired within 60 days by exercising stock options.

(3)
This amount includes 71,591 shares which may be acquired within 60 days by exercising stock options.

(4)
This amount includes 68,301 shares which may be acquired within 60 days by exercising stock options.

(5)
This amount includes 36,894 shares which may be acquired within 60 days by exercising stock options.

(6)
This amount includes 104,155 shares which may be acquired within 60 days by exercising stock options.

(7)
This amount includes 79,155 shares which may be acquired within 60 days by exercising stock options.

(8)
This amount includes 4,000 shares which may be acquired within 60 days by exercising stock options.

(9)
This amount includes 1,000 shares directly owned by Ms. Johnson and 4,000 shares which may be acquired within 60 days by exercising stock options.

(10)
This amount includes 2,000 shares beneficially owned by EnSTAR Management Corporation, of which Mr. Patterson is President and 4,000 shares which may be acquired within 60 days by exercising stock options.

(11)
This amount includes 506,707 shares beneficially owned by ArcLight, of which Mr. Ward is a Managing Director, through its 100% ownership of MYR Holdings II LLC. This amount was determined based on the Schedule 13G/A filed with the SEC by ArcLight on June 18, 2009. Mr. Ward disclaims beneficial ownership of these securities, and the information reflected above is not an admission of beneficial ownership thereof for purposes of Section 16 or for any other purpose.

        The following table displays information about persons we know to be the beneficial owners of 5% or more of our issued and outstanding common stock as of December 31, 2009:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock
FMR LLC 82 Devonshire St. Boston, MA 02109	1,771,130	(1)	8.9%
BlackRock, Inc. 55 East 52nd St. New York, NY 10055	1,063,230	(2)	5.4%

(1)
Based on the Schedule 13G/A filed jointly by FMR LLC, Fidelity Management & Research Company and Fidelity Magellan Fund with the SEC on February 16, 2010.

(2)
Based on the Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

2007 Private Placement

        We used approximately $175.5 million of the proceeds of the 2007 Private Placement to redeem shares of our common stock held by affiliates of ArcLight. ArcLight currently beneficially owns 2.4% of our common stock. In addition, we used approximately $0.4 million of the proceeds of the 2007 Private Placement to redeem shares of our common stock held by members of management, which were purchased from us either in two private transactions (May 2006 and July 2007) or pursuant to the exercise of employee stock options.

Review, Approval and Ratification of Transactions with Related Persons

        We have adopted a written policy and procedures for the review, approval and ratification of transactions with related persons. Under our policy, related persons is expected to include, among others, our named executive officers, directors, beneficial owners of more than 5% of our common stock and any of the foregoing person's immediate family members. In considering the approval of any related party transaction, the Audit Committee will consider whether or not the terms of the transaction are fair to the Company.

        Pursuant to our policy, no reported transaction in 2009 qualified as a related person transaction and therefore no reported transaction was referred to the Audit Committee or any other committee of the Board for review.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than 10% of our common stock to report their ownership of our common stock and changes in that ownership.

        We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based on that review, we believe that all but one of the required filings was timely made in accordance with the requirements of the Exchange Act during the fiscal year ended December 31, 2009. In February 2010, a Form 5 was filed on Ms. Johnson's behalf reporting the acquisition of 1,000 shares of common stock on November 20, 2009. Due to an administrative error, this acquisition was not timely reported. Upon discovering the error, we filed a Form 5 to report the transactions on behalf of Ms. Johnson.

2011 ANNUAL MEETING OF STOCKHOLDERS

Stockholder Proposals for the 2011 Annual Meeting

        To be considered for inclusion in next year's proxy statement, stockholder proposals must be received by our Secretary by November 29, 2010. In order to be raised directly from the floor during the 2011 Annual Meeting of Stockholders (rather than included in the proxy statement), stockholder proposals must be received by the Secretary between January 21, 2011 and February 21, 2011. These notices of proposal must include the information specified in Article II, Section 4 of our By-Laws. Send the proposals to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210.

Director Nominations by Stockholders for the 2011 Annual Meeting

        In order to nominate a candidate for director at the 2011 Annual Meeting, a stockholder must send a written notice, including the nominee's name and the information specified in Article II, Section 5 of our By-Laws to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210. The Secretary must receive the notice between January 21, 2011 and February 21, 2011.

March 23, 2010	Gerald B. Engen, Jr. Senior Vice President, Chief Legal Officer and Secretary

Appendix A

MYR Group Inc.
Senior Management Incentive Plan

1.
Purpose. The purpose of the MYR Group Inc. Senior Management Incentive Plan is to promote the interests of the Company and its shareholders by strengthening the Company's ability to attract, motivate and retain key employees upon whose judgment, initiative and efforts the financial success and growth of the business of the Company largely depend and to provide an additional incentive for key employees through cash incentive payments that promote and recognize the financial success and growth of the Company.

2.
Definitions. The following terms, as used herein, shall have the following meanings:

(a)
"Affiliate" shall mean, with respect to the Company or any of its subsidiaries, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company.

(b)
"Award" shall mean an incentive compensation award, granted pursuant to the Plan, which shall be designated as either an "Annual Award" or a "Long-Term Award."

(c)
"Board" shall mean the Board of Directors of the Company.

(d)
"Change in Control" shall mean (i) for the purposes of vesting of any Award, the occurrence of a Change in Control as defined in the Company's 2007 Long-Term Incentive Plan (or as set forth in the applicable award agreement under such plan); and (ii) for purposes of payment of any Award that would be deferred compensation within the meaning of Section 409A of the Code, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company's assets, within the meaning of Section 409A of the Code.

(e)
"Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

(f)
"Committee" shall mean the Compensation Committee of the Board of Directors, the composition of which shall at all times consist solely of two or more "outside directors" within the meaning of Section 162(m) of the Code.

(g)
"Company" shall mean MYR Group Inc. and its successors.

(h)
"Covered Employee" shall mean a Participant who is, or is determined by the Board to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Code (or any successor provision).

(i)
"Disability" shall mean that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, the Participant is unable to engage in any substantial gainful activity or is receiving income replacement benefits under an accident and health benefit plan covering employees of the Company for a period of not less than three months.

(j)
"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(k)
"Negative Discretion" shall mean discretion exercised by the Committee to cancel or reduce the amount of payment under an Award; provided that the exercise of such discretion shall not cause the affected Award to fail to qualify as "performance-based compensation" under Section 162(m) of the Code.

(l)
"Participant" shall mean any employee of the Company or an Affiliate who is, pursuant to Section 4 of the Plan, selected to participate in the Plan.

  (m)
  "Performance Goals" shall mean performance goals based on one or more of the following criteria, where applicable: (i) total shareholder return; (ii) stock price appreciation; (iii) return on equity; (iv) return on assets; (v) modified return on assets; (vi) return on capital; (vii) earnings per share; (viii) earnings before interest and taxes; (ix) earnings before interest, taxes, depreciation and amortization; (x) ongoing earnings; (xi) cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital); (xii) economic value added; (xiii) net operating profit after tax, less a cost of capital charge; (xiv) shareholder value added; (xv) revenues; (xvi) net income; (xvii) pre-tax income; (xviii) operating income; (xix) pre-tax profit margin; (xx) performance against business plan; (xxi) backlog; (xxii) customer service; (xxiii) corporate governance quotient or rating; (xxiv) market share; (xxv) employee satisfaction; (xxvi) employee engagement; (xxvii) supplier diversity; (xxviii) workforce diversity; (xxix) operating margins; (xxx) credit rating; (xxxi) dividend payments; (xxxii) expenses; (xxxiii) fuel cost per million BTU; (xxxiv) costs per kilowatt hour; (xxxv) retained earnings; (xxxvi) completion of acquisitions, divestitures and corporate restructurings; (xxxvii) safety (including total OSHA recordable rate, OSHA lost time accident rate, lost workday severity rate, restricted workday severity rate, restricted workday incident rate, days away and restricted time, first aid cases, general liability cases, and auto accidents); (xxxix) strategic business criteria, consisting of one or more objectives based on meeting goals in the areas of litigation, human resources, information services, production, inventory, safety, support services, site development, plant development, building development, facility development, government relations, product market share or management. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criterion or the attainment of a percentage increase or decrease in the particular criterion, and may be applied to the Company, one or more of the Company's subsidiaries, divisions or strategic business units, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur) and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

  (n)
  "Performance Period" shall mean, unless the Committee determines otherwise, a period of no longer than (i) 12 months with respect to an Annual Award and (ii) 36 months with respect to a Long-Term Award.

  (o)
  "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

  (p)
  "Plan" shall mean MYR Group Inc. Senior Management Incentive Plan, as amended from time to time.

  (q)
  "Qualified Performance-Based Award" means any Award, or portion of such Award, to a Covered Employee that is intended to satisfy the requirements for "qualified performance-based compensation" under Section 162(m) of the Code.

  (r)
  "Retirement" means a Participant's retirement from active employment with the Company and each of its Affiliates after having attained "normal retirement age" (as such term is defined in the Social Security Act of 1935, as amended).

3.
Administration. The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any parent or subsidiary of the Company or the financial statements of the Company or any parent or subsidiary of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles; provided that with respect to any Qualified Performance-Based Awards such adjustment shall be only to the extent it does not result in the loss of the otherwise available exemption of such award under Section 162(m) of the Code.

  All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant).

  Subject to Section 162(m) of the Code or as otherwise required for compliance with other applicable law, the Committee may delegate all or any part of its authority under the Plan to any officer or officers of the Company.

4.
Eligibility. Awards may be granted to Participants in the sole discretion of the Committee. In determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.
Terms of Awards. Awards granted pursuant to the Plan shall be communicated to Participants in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein.

(a)
In General. On or prior to the earlier of the 90th day after the commencement of a Performance Period or the date on which 25% of a Performance Period has elapsed, the Committee shall specify in writing, by resolution of the Committee or other appropriate action, the Participants for such Performance Period and the Performance Goals applicable to each Award for each Participant with respect to such Performance Period. Unless otherwise provided by the Committee in connection with specified terminations of employment, payment in respect of Awards shall be made only if and to the extent the Performance Goals with respect to such Performance Period are attained.

(b)
Performance Goals. The Committee may grant Awards subject to Performance Goals that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may in its discretion modify such Performance Goals or the related level or levels of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Performance Goals or the level or levels of achievement with respect to such Covered Employee.

  (c)
  Special Provisions Regarding Qualified Performance-Based Awards. Notwithstanding anything to the contrary contained in this Section 5, the maximum amount that may be paid to a Covered Employee under the Plan with respect to a Qualified Performance-Based Award is $5 million. Notwithstanding anything to the contrary herein, in determining the amount of payment under a Qualified Performance-Based Award in respect of a Performance Period, the Committee may cancel a Qualified Performance-Based Award or reduce the amount payable under a Qualified Performance-Based Award that was otherwise earned during a Performance Period through the use of Negative Discretion if, in the Committee's sole discretion, such cancellation or reduction is appropriate. In no event shall any discretionary authority granted to the Committee by the Plan including, but not limited to, Negative Discretion, be used to (i) grant or provide payment in respect of Qualified Performance-Based Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (b) increase a Qualified Performance-Based Award above the maximum amount payable under this Section 5(c).

  (d)
  Time and Form of Payment. All payments in respect of Awards granted under this Plan shall be made in cash on or before March 15 of the year following the year in which the Performance Period ends.

6.
Section 409A of the Code. Awards under the Plan are intended to comply with Section 409A of the Code and all Awards shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan or any Award to the contrary, in the event that the Committee determines that any Award may or does not comply with Section 409A of the Code, the Company may adopt such amendments to the Plan and the affected Award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Plan and any Award from the application of Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to Award, or (ii) comply with the requirements of Section 409A of the Code.

Notwithstanding any provisions of this Plan to the contrary, if a Participant is a "specified employee" (within the meaning of Section 409A of the Code and determined pursuant to policies adopted by the Company) on his date of separation from service and if any portion of an Award to be received by the Participant upon his or her separation from service would be considered deferred compensation under Section 409A of the Code, amounts of deferred compensation that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Participant's separation from service will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of the Participant's separation from service and (ii) the Participant's death.

7.
General Provisions.

(a)
Compliance with Legal Requirements. The Plan and the granting and payment of Awards and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)
Nontransferability. Awards shall not be transferable by a Participant except upon the Participant's death following the end of the Performance Period but prior to the date payment is made, in which case the Award shall be transferable in accordance with any beneficiary designation made by the Participant in accordance with Section 7(l) below or, in the absence thereof, by will or the laws of descent and distribution.

  (c)
  No Right To Continued Employment. Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way whatever rights otherwise exist of the Company to terminate such Participant's employment or change such Participant's remuneration.

  (d)
  Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company shall have the right either to deduct from the payment, or to require the Participant or such other person to pay to the Company prior to delivery of such payment, an amount sufficient to satisfy any federal, state, local or other withholding tax requirements related thereto.

  (e)
  Amendment, Termination and Duration of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. The Board or the Committee may amend the terms of any Award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant's death or Disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Board will not make any modification of the Performance Goals or the level or levels of achievement with respect to such Qualified Performance-Based Award. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant under any Award following the end of the Performance Period to which such Award relates.

  (f)
  Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

  (g)
  Termination of Employment.

  (i)
  Unless otherwise provided by the Committee, and except as set forth in subparagraph (ii) of this Section 7(g), a Participant must be actively employed by the Company or one of its Affiliates at the end of the Performance Period in order to be eligible to receive payment in respect of such Award.

  (ii)
  Unless otherwise provided by the Committee, if a Participant's employment is terminated as result of death or Disability prior to the end of the Performance Period, the Participant's Award shall be cancelled and in respect of his or her cancelled Award the Participant shall receive a pro rata portion of the Award as determined by the Committee.

  (h)
  Change in Control. Notwithstanding any provision in the Plan to the contrary, upon a Change in Control, unless otherwise determined by the Committee with respect to an Award at the time of its grant, each outstanding Award shall be cancelled and in respect of his or her cancelled Award a Participant shall receive a pro rata portion of the Award. Such portion shall be calculated by multiplying the target amount of the Award by a fraction, the numerator of which is the number of days completed in the Performance Period prior to the Change in Control and the denominator of which is the total number of days in the Performance Period. The pro rata portion of the Award shall be paid in cash as soon as practicable following the Change in Control. In addition, if any Award which a Participant earned under the Plan during any Performance Period which ended prior to a Change in Control has neither been paid to the Participant nor credited to such Participant under a deferred compensation plan maintained or sponsored by the Company or an Affiliate prior to the Change in Control, such Award shall be paid to the Participant within thirty (30) days following such Change in Control and in no event later than the date specified in Section 5(d).

  (i)
  Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

  (j)
  Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

  (k)
  Effective Date. The Plan shall take effect upon its adoption by the Board; provided, however, that the Plan shall be subject to the requisite approval of the shareholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, any Qualified Performance-Based Awards made pursuant to the Plan shall be null and void.

  (l)
  Beneficiary. A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation; provided, that, in the event the Participant does not designate a beneficiary with respect to a particular Award, the Participant's most recent beneficiary designation form on file with the Company shall control. If no designated beneficiary survives the Participant and an Award is payable to the Participant's beneficiary pursuant to Section 7(b), the Participant's estate shall be deemed to be the grantee's beneficiary.

  (m)
  Interpretation. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

 Appendix B

MYR GROUP INC.
2007 LONG-TERM INCENTIVE PLAN

1.     PURPOSE OF THE PLAN

        The purpose of the Company's 2007 Long-Term Incentive Plan is to promote the interests of the Company and its shareholders by strengthening the Company's ability to attract, motivate and retain key employees and directors of the Company upon whose judgment, initiative and efforts the financial success and growth of the business of the Company largely depend, and to provide an additional incentive for key employees and directors through stock ownership and other rights that promote and recognize the financial success and growth of the Company.

2.     DEFINITIONS

        Wherever the following capitalized terms are used in this Plan they shall have the meanings specified below:

  (a)
  "Award" means an award of an Option, Restricted Stock, Stock Appreciation Right, Performance Award, Phantom Stock, Stock Bonus or Dividend Equivalent granted under the Plan.

  (b)
  "Award Agreement" means an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.

  (c)
  "Board" means the Board of Directors of the Company.

  (d)
  "Change in Control" shall have the meaning specified in Section 13 hereof.

  (e)
  "Code" means the Internal Revenue Code of 1986, as amended.

  (f)
  "Committee" means the Compensation Committee of the Board, or such other committee or subcommittee of the Board or group of individuals appointed by the Board to administer the Plan from time to time.

  (g)
  "Common Stock" means the common stock of the Company, without par value, or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section 3.2.

  (h)
  "Company" means MYR Group Inc., a Delaware corporation.

  (i)
  "Date of Grant" means the date on which an Award under the Plan is made by the Committee (which date shall not be earlier than the date on which the Committee takes action with respect thereto), or such later date as the Committee may specify that the Award becomes effective.

  (j)
  "Dividend Equivalent" means an Award under Section 12 hereof entitling the Participant to receive payments with respect to dividends declared on the Common Stock.

  (k)
  "Effective Date" means the Effective Date of this Plan, as defined in Section 16.1 hereof.

  (l)
  "Eligible Person" means any person who is an Employee or an Independent Director.

  (m)
  "Employee" means any person who is a key employee of the Company or any Subsidiary or who has agreed to serve in such capacity within 90 days after the Date of Grant; provided, however, that with respect to Incentive Stock Options, "Employee" means any person who is considered an employee of the Company or any Subsidiary for purposes of Treasury Regulation Section 1.421-1(h).

  (n)
  "Fair Market Value" of a share of Common Stock as of a given date means the fair market value of such Common Stock determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Common Stock as of a particular date shall mean (i) the closing price per share of Common Stock for such date on the national securities exchange on which the shares of Common Stock are principally traded, or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the relevant date, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

  (o)
  "Incentive Stock Option" means an option to purchase Common Stock that is intended to qualify as an incentive stock option under section 422 of the Code and the Treasury Regulations thereunder.

  (p)
  "Independent Director" means a member of the Board who is not an employee of the Company or any Subsidiary.

  (q)
  "Nonqualified Stock Option" means an option to purchase Common Stock that is not an Incentive Stock Option.

  (r)
  "Option" means an Incentive Stock Option or a Nonqualified Stock Option granted under Section 6 hereof.

  (s)
  "Participant" means any Eligible Person who holds an outstanding Award under the Plan.

  (t)
  "Performance Award" means an Award made under Section 9 hereof entitling a Participant to a payment based on the Fair Market Value of Common Stock (a "Performance Share") or based on specified dollar units (a "Performance Unit") at the end of a performance period if certain conditions established by the Committee are satisfied.

  (u)
  "Phantom Stock" means an Award under Section 10 hereof entitling a Participant to a payment at the end of a vesting period of a unit value based on the Fair Market Value of a share of Common Stock.

  (v)
  "Plan" means this 2007 Long-Term Incentive Plan as set forth herein, and as it may be further amended from time to time.

  (w)
  "Restricted Stock" means an Award under Section 8 hereof entitling a Participant to shares of Common Stock that are nontransferable and subject to forfeiture until specific conditions established by the Committee are satisfied.

  (x)
  "Section 162(m)" means section 162(m) of the Code and the Treasury Regulations thereunder.

  (y)
  "Section 162(m) Participant" means any Participant who, in the sole judgment of the Committee, could be treated as a "covered employee" under Section 162(m) at the time income may be recognized by such Participant in connection with an Award that is intended to qualify for exemption under Section 162(m).

  (z)
  "Stock Appreciation Right" or "SAR" means an Award under Section 7 hereof entitling a Participant to receive an amount, representing the difference between the base price per share of the right and the Fair Market Value of a share of Common Stock on the date of exercise.

  (aa)
  "Stock Bonus" means an Award under Section 11 hereof entitling a Participant to receive an unrestricted share of Common Stock.

  (bb)
  "Subsidiary" means an entity that is wholly owned, directly or indirectly, by the Company, or any other affiliate of the Company that is so designated, from time to time, by the Committee, provided, however, that with respect to Incentive Stock Options, the term "Subsidiary" shall not include any entity that does not qualify within the meaning of section 424(f) of the Code as a "subsidiary corporation" with respect to the Company.

3.     SHARES OF COMMON STOCK SUBJECT TO THE PLAN

        3.1    Number of Shares.    Subject to the following provisions of this Section 3, the aggregate number of shares of Common Stock that may be issued pursuant to all Awards under the Plan is 2,000,000 shares of Common Stock. Shares of Common Stock that are issued in connection with all Awards other than Options and SARs shall be counted against the 2,000,000 limit described above as four shares of Common Stock for every one share of Common Stock that is issued in connection with such Award. No more than 2,000,000 shares of Common Stock may be issued pursuant to Incentive Stock Options. The shares of Common Stock to be delivered under the Plan will be made available from authorized but unissued shares of Common Stock or treasury stock. If any share of Common Stock that is the subject of an Award is not issued and ceases to be issuable for any reason, or is forfeited, canceled or returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, such share of Common Stock will no longer be charged against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. Common Stock covered by an Award granted under the Plan shall not be counted unless and until it is actually issued or transferred to a Participant. Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any Award granted under the Plan, any Common Stock that is covered by the Award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein, (A) Common Stock tendered in payment of the exercise price of an Option shall not be added to the aggregate Plan limit described above; (B) Common Stock withheld by the Company to satisfy a tax withholding obligation shall not be added to the aggregate Plan limit described above; (C) Common Stock that is repurchased by the Company with Option proceeds shall not be added to the aggregate Plan limit described above and (D) all Common Stock covered by an SAR, to the extent that it is exercised and settled in Common Stock, and whether or not Common Stock is actually issued or transferred to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan.

        3.2    Adjustments.    If there shall occur any merger, consolidation, liquidation, issuance of rights or warrants to purchase securities, recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split or other distribution with respect to the shares of Common Stock, or any similar corporate transaction or event in respect of the Common Stock, then the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause a proportionate adjustment to be made in (i) the maximum numbers and kind of shares provided in Section 3.1 hereof, (ii) the maximum numbers and kind of shares set forth in Sections 6.1, 7.1, 8.2 and 9.4 hereof, (iii) the number and kind of shares of Common Stock, share units, or other rights subject to the then-outstanding Awards, (iv) the price for each share or unit or other right subject to then outstanding Awards without change in the aggregate purchase price or value as to which such Awards remain exercisable or subject to restrictions, (v) the performance targets or goals appropriate to any outstanding Performance Awards (subject to such limitations as appropriate for Awards intended to qualify for exemption under Section 162(m)) or (vi) any other terms of an Award that are affected by the event. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. Notwithstanding the foregoing, any such adjustments shall be made in a manner consistent with the requirements of section 409A of the Code and, in the case of Incentive Stock Options, any such adjustments shall be made in a manner consistent with the requirements of section 424(a) of the Code.

4.     ADMINISTRATION OF THE PLAN

        4.1    Committee Members.    Except as provided in Section 4.4 hereof, the Plan will be administered by the Committee, which unless otherwise determined by the Board will consist solely of two or more persons who satisfy the requirements for a "nonemployee director" under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended and/or the requirements for an "outside director" under Section 162(m). The Committee may exercise such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. No member of the Committee will be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award under it.

        4.2    Discretionary Authority.    Subject to the express limitations of the Plan, the Committee has authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, and the duration of the Award. The Committee also has discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to determine the terms and provisions of the respective Award Agreements and to make all other determinations necessary or advisable for Plan administration. The Committee has authority to prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all parties.

        4.3    Changes to Awards.    The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected Participants, (i) the cancellation of any or all outstanding Awards and the grant in substitution therefor of new Awards covering the same or different numbers of shares of Common Stock and having an exercise or base price which may be the same as or different than the exercise or base price of the canceled Awards or (ii) the amendment of the terms of any and all outstanding Awards; provided, however, that the Committee shall not have the authority to reduce the exercise or base price of an Award by amendment or cancellation and substitution of an existing Award without the approval of the Company's shareholders. The Committee may in its discretion accelerate the vesting or exercisability of an Award at any time or on the basis of any specified event.

        4.4    Delegation of Authority.    The Committee shall have the right, from time to time, to delegate to one or more officers or directors of the Company the authority of the Committee to grant and determine the terms and conditions of Awards under the Plan, subject to such limitations as the Committee shall determine; provided, however, that no such authority may be delegated with respect to Awards made to any member of the Board or any Section 162(m) Participant.

        4.5    Awards to Independent Directors.    An Award to an Independent Director under the Plan shall be approved by the Board. With respect to Awards to Independent Directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose.

5.     ELIGIBILITY AND AWARDS

        All Eligible Persons are eligible to be designated by the Committee to receive an Award under the Plan. The Committee has authority, in its sole discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares or units subject to the Awards that are granted under the Plan. Each Award will be evidenced by an Award Agreement as described in Section 14 hereof between the Company and the Participant that shall include the terms and conditions consistent with the Plan as the Committee may determine.

6.     STOCK OPTIONS

        6.1    Grant of Option.    An Option may be granted to any Eligible Person selected by the Committee; provided, however, that only Employees shall be eligible for Awards of Incentive Stock Options. Each Option shall be designated, at the discretion of the Committee, as an Incentive Stock Option or a Nonqualified Stock Option. The maximum number of shares of Common Stock that may be granted under Options to any one Participant during any one calendar year shall be limited to 200,000 shares (subject to adjustment as provided in Section 3.2 hereof).

        6.2    Exercise Price.    The exercise price of the Option shall be determined by the Committee; provided, however, that the exercise price per share of an Option shall not be less than 100 percent of the Fair Market Value per share of the Common Stock on the Date of Grant.

        6.3    Vesting; Term of Option.    The Committee, in its sole discretion, shall prescribe in the Award Agreement the time or times at which, or the conditions upon which, an Option or portion thereof shall become vested and exercisable, and may accelerate the exercisability of any Option at any time. An Option may become vested and exercisable upon a Participant's retirement, death, disability, Change in Control or other event, to the extent provided in an Award Agreement. The period during which a vested Option may be exercised shall be ten years from the Date of Grant, unless a shorter exercise period is specified by the Committee in an Award Agreement, and subject to such limitations as may apply under an Award Agreement relating to the termination of a Participant's employment or other service with the Company or any Subsidiary.

        6.4    Option Exercise; Withholding.    Subject to such terms and conditions as shall be specified in an Award Agreement, an Option may be exercised in whole or in part at any time during the term thereof by notice to the Company together with payment of the aggregate exercise price therefor. Payment of the exercise price shall be made (i) in cash or by cash equivalent, (ii) at the discretion of the Committee, in shares of Common Stock acceptable to the Committee, valued at the Fair Market Value of such shares on the date of exercise, (iii) at the discretion of the Committee, by a delivery of a notice that the Participant has placed a market sell order (or similar instruction) with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price (conditioned upon the payment of such net proceeds), (iv) at the discretion of the Committee, by withholding from delivery shares of Common Stock for which the Option is otherwise exercised, (v) at the discretion of the Committee, by a combination of the methods described above or (vi) by such other method as may be approved by the Committee and set forth in the Award Agreement. In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax and employment tax amounts required to be withheld in connection with such exercise, payable under one or more of the methods described above for the payment of the exercise price of the Options or as otherwise may be approved by the Committee.

        6.5    Limited Transferability.    Solely to the extent permitted by the Committee in an Award Agreement and subject to such terms and conditions as the Committee shall specify, a Nonqualified

Stock Option (but not an Incentive Stock Option) may be transferred to members of the Participant's immediate family (as determined by the Committee) or to trusts, partnerships or corporations whose beneficiaries, members or owners are members of the Participant's immediate family, and/or to such other persons or entities as may be approved by the Committee in advance and set forth in an Award Agreement, in each case subject to the condition that the Committee be satisfied that such transfer is being made for estate or tax planning purposes or for gratuitous or donative purposes, without consideration (other than nominal consideration) being received therefor. Except to the extent permitted by the Committee in accordance with the foregoing, an Option shall be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

        6.6    Additional Rules for Incentive Stock Options.

    (a)
    Annual Limits. No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate fair market value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan, and any other stock option plans of the Company, any Subsidiary or any parent corporation, would exceed $100,000 (or such other amount provided under section 422(d) of the Code), determined in accordance with section 422(d) of the Code and Treasury Regulations thereunder. This limitation shall be applied by taking options into account in the order in which granted.

    (b)
    Termination of Employment. An Award Agreement for an Incentive Stock Option may provide that such Option may be exercised not later than 3 months following termination of employment of the Participant with the Company and all Subsidiaries, subject to special rules relating to death and disability, as and to the extent determined by the Committee to be appropriate with regard to the requirements of section 422 of the Code and Treasury Regulations thereunder.

    (c)
    Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of this Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an "incentive stock option" under section 422 of the Code and Treasury Regulations thereunder. Such terms shall include, if applicable, limitations on Incentive Stock Options granted to ten-percent owners of the Company. An Award Agreement for an Incentive Stock Option may provide that such Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to "incentive stock options" under the Code shall not be satisfied. An Incentive Stock Option shall by its terms be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

    (d)
    Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

7.     STOCK APPRECIATION RIGHTS

        7.1    Grant of SARs.    A Stock Appreciation Right granted to a Participant is an Award in the form of a right to receive, upon surrender of the right, but without other payment, an amount based on appreciation in the Fair Market Value of the Common Stock over a base price established for the Award, exercisable at such time or times and upon conditions as may be approved by the Committee. The maximum number of shares of Common Stock that may be subject to SARs granted to any one Participant during any one calendar year shall be limited to 100,000 shares (subject to adjustment as provided in Section 3.2 hereof).

        7.2    Tandem SARs.    A Stock Appreciation Right may be granted in connection with an Option, either at the time of grant or at any time thereafter during the term of the Option. An SAR granted in connection with an Option will entitle the holder, upon exercise, to surrender such Option or any portion thereof to the extent unexercised, with respect to the number of shares as to which such SAR is exercised, and to receive payment of an amount computed as described in Section 7.4 hereof. Such Option will, to the extent and when surrendered, cease to be exercisable. An SAR granted in connection with an Option hereunder will have a base price per share equal to the per share exercise price of the Option, will be exercisable at such time or times, and only to the extent, that a related Option is exercisable, and will expire no later than the related Option expires.

        7.3    Freestanding SARs.    A Stock Appreciation Right may be granted without relationship to an Option and, in such case, will be exercisable as determined by the Committee, but in no event after 10 years from the Date of Grant. The base price of an SAR granted without relationship to an Option shall be determined by the Committee in its sole discretion; provided, however, that the base price per share of a freestanding SAR shall not be less than 100 percent of the Fair Market Value of the Common Stock on the Date of Grant.

        7.4    Payment of SARs.    An SAR will entitle the holder, upon exercise of the SAR, to receive payment of an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the base price of such SAR, by (ii) the number of shares as to which such SAR will have been exercised. Payment of the amount determined under the foregoing may be made, in the discretion of the Committee as set forth in the Award Agreement, in cash, in shares of Common Stock valued at their Fair Market Value on the date of exercise, or in a combination of cash and shares of Common Stock.

8.     RESTRICTED STOCK

        8.1    Grants of Restricted Stock.    An Award of Restricted Stock to a Participant represents shares of Common Stock that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Committee may determine. The Committee may, in connection with an Award of Restricted Stock, require the payment of a specified purchase price. The Committee may grant Awards of Restricted Stock that are intended to qualify for exemption under Section 162(m), as well as Awards of Restricted Stock that are not intended to so qualify.

        8.2    Vesting Requirements.    The restrictions imposed on an Award of Restricted Stock shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Such vesting requirements may be based on the continued employment or service of the Participant with the Company or its Subsidiaries for a specified time period or periods, provided that any such restriction shall not be scheduled to lapse in its entirety earlier than the first anniversary of the Date of Grant. Such vesting requirements may also be based on the attainment of specified business goals or measures established by the Committee in its sole discretion. In the case of any Award of Restricted Stock that is intended to qualify for exemption under Section 162(m), the vesting requirements shall be limited to the performance criteria identified in Section 9.3 below, and the terms of the Award shall otherwise comply with the Section 162(m) requirements described in Section 9.4 hereof. The maximum number of shares of Common Stock that may be subject to an Award of Restricted Stock granted to any one Participant during any one calendar year shall be separately limited to 50,000 shares (subject to adjustment as provided in Section 3.2 hereof).

        8.3    Restrictions.    Shares of Restricted Stock may not be transferred, assigned or subject to any encumbrance, pledge or charge until all applicable restrictions are removed or expire or unless otherwise allowed by the Committee. The Committee may require the Participant to enter into an escrow agreement providing that the certificates representing Restricted Stock granted or sold pursuant to the Plan will remain in the physical custody of an escrow holder until all restrictions are removed or expire. Failure to satisfy any applicable restrictions shall result in the subject shares of Restricted Stock being forfeited and returned to the Company, with any purchase price paid by the Participant to be refunded, unless otherwise provided by the Committee. The Committee may require that certificates representing Restricted Stock granted under the Plan bear a legend making appropriate reference to the restrictions imposed.

        8.4    Rights as Shareholder.    Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant will have all rights of a shareholder with respect to shares of Restricted Stock granted to him, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock is granted, as set forth in the Award Agreement.

        8.5    Section 83(b) Election.    The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant refraining from making an election with respect to the Award under section 83(b) of the Code. Irrespective of whether an Award is so conditioned, if a Participant makes an election pursuant to section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to promptly file a copy of such election with the Company.

9.     PERFORMANCE AWARDS

        9.1    Grant of Performance Awards.    The Committee may grant Performance Awards under the Plan, which shall be represented by units denominated on the Date of Grant either in shares of Common Stock (Performance Shares) or in specified dollar amounts (Performance Units). The Committee may grant Performance Awards that are intended to qualify for exemption under Section 162(m), as well as Performance Awards that are not intended to so qualify. At the time a Performance Award is granted, the Committee shall determine, in its sole discretion, one or more performance periods and performance goals to be achieved during the applicable performance periods, as well as such other restrictions and conditions as the Committee deems appropriate. In the case of Performance Units, the Committee shall also determine a target unit value or a range of unit values for each Award. No performance period shall exceed ten years from the Date of Grant. The performance goals applicable to a Performance Award grant may be subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events such as changes in law, accounting practices or unusual or nonrecurring items or occurrences. Any such adjustments shall be subject to such limitations as the Committee deems appropriate in the case of a Performance Award granted to a Section 162(m) Participant that is intended to qualify for exemption under Section 162(m).

        9.2    Payment of Performance Awards.    At the end of the performance period, the Committee shall determine the extent to which performance goals have been attained or a degree of achievement between minimum and maximum levels in order to establish the level of payment to be made, if any, and shall determine if payment is to be made in the form of cash or shares of Common Stock (valued at their Fair Market Value at the time of payment) or a combination of cash and shares of Common Stock. Payments of Performance Awards shall generally be made as soon as practicable following the end of the performance period.

        9.3    Performance Criteria.    The performance criteria upon which the payment or vesting of a Performance Award intended to qualify for exemption under Section 162(m) may be based shall be limited to the following business measures, which may be applied with respect to the Company, any

Subsidiary or any business unit, or, if applicable, any Participant, and which may be measured on an absolute or relative to a peer-group or other market measure basis: total shareholder return; stock price increase; return on equity; return on capital; earnings per share; EBIT (earnings before interest and taxes); EBITDA (earnings before interest, taxes, depreciation and amortization); ongoing earnings; cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital); EVA (economic value added); economic profit (net operating profit after tax, less a cost of capital charge); SVA (shareholder value added); revenues; net income; operating income; pre-tax profit margin; performance against business plan; customer service; corporate governance quotient or rating; market share; employee satisfaction; safety; employee engagement; supplier diversity; workforce diversity; operating margins; credit rating; dividend payments; expenses; fuel cost per million BTU; costs per kilowatt hour; retained earnings; completion of acquisitions, divestitures and corporate restructurings; and individual goals based on objective business criteria underlying the goals listed above and which pertain to individual effort as to achievement of those goals or to one or more business criteria in the areas of litigation, human resources, information services, production, inventory, support services, site development, plant development, building development, facility development, government relations, product market share or management. In the case of Performance Awards that are not intended to qualify for exemption under Section 162(m), the Committee shall designate performance criteria from among the foregoing or such other business criteria as it shall determine it its sole discretion.

        9.4    Section 162(m) Requirements.    In the case of a Performance Award granted to a Section 162(m) Participant that is intended to comply with the requirements for exemption under Section 162(m), the Committee shall make all determinations necessary to establish a Performance Award within 90 days of the beginning of the performance period (or such other time period required under Section 162(m)), including, without limitation, the designation of the Section 162(m) Participants to whom Performance Awards are made, the performance criteria or criterion applicable to the Award and the performance goals that relate to such criteria, and the dollar amounts or number of shares of Common Stock payable upon achieving the applicable performance goals. As and to the extent required by Section 162(m), the terms of a Performance Award granted to a Section 162(m) Participant must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to the Section 162(m) Participant, and must preclude discretion to increase the amount of compensation payable that would otherwise be due under the terms of the Award, and, prior to the payment of such compensation, the Committee shall have certified in writing that the applicable performance goal has been satisfied. The maximum amount of compensation that may be payable under Performance Units granted to any one Participant during any one calendar year shall not exceed $3,750,000. The maximum number of Common Stock units that may be subject to a Performance Share Award granted to any one Participant during any one calendar year shall be 100,000 share units (subject to adjustment as provided in Section 3.2 hereof).

10.   PHANTOM STOCK

        10.1    Grant of Phantom Stock.    Phantom Stock is an Award to a Participant of a number of hypothetical share units with respect to shares of Common Stock, with an initial value based on the Fair Market Value of the Common Stock on the Date of Grant. Phantom Stock shall be subject to such restrictions and conditions as the Committee shall determine. On the Date of Grant, the Committee shall determine, in its sole discretion, the installment or other vesting period of the Phantom Stock and the maximum value of the Phantom Stock, if any. No vesting period shall exceed 10 years from the Date of Grant.

        10.2    Payment of Phantom Stock.    Upon the vesting date or dates applicable to Phantom Stock granted to a Participant, an amount equal to the Fair Market Value of one share of Common Stock upon such vesting dates (subject to any applicable maximum value) shall be paid with respect to such

Phantom Stock unit granted to the Participant. Payment may be made, at the discretion of the Committee, in cash or in shares of Common Stock valued at their Fair Market Value on the applicable vesting dates, or in a combination thereof.

11.   STOCK BONUS

        11.1    Grant of Stock Bonus.    An Award of a Stock Bonus to a Participant represents a specified number of shares of Common Stock that are issued without restrictions on transfer or forfeiture conditions. The Committee may, in connection with an Award of a Stock Bonus, require the payment of a specified purchase price.

        11.2    Payment of Stock Bonus.    In the event that the Committee grants a Stock Bonus, a certificate for (or book entry representing) the shares of Common Stock constituting such Stock Bonus shall be issued in the name of the Participant to whom such grant was made as soon as practicable after the date on which such Stock Bonus is payable.

12.   DIVIDEND EQUIVALENTS

        12.1    Grant of Dividend Equivalents.    A Dividend Equivalent granted to a Participant is an Award in the form of a right to receive cash payments determined by reference to dividends declared on the Common Stock from time to time during the term of the Award, which shall not exceed 10 years from the Date of Grant. Dividend Equivalents may be granted on a stand-alone basis or in tandem with other Awards. Dividend Equivalents granted on a tandem basis shall expire at the time the underlying Award is exercised or otherwise becomes payable to the Participant, or expires.

        12.2    Payment of Dividend Equivalents.    Dividend Equivalent Awards shall be payable in cash or in shares of Common Stock, valued at their Fair Market Value on either the date the related dividends are declared or the Dividend Equivalents are paid to a Participant, as determined by the Committee. Dividend Equivalents shall be payable to a Participant as soon as practicable following the time dividends are declared and paid with respect to the Common Stock, or at such later date as the Committee shall specify in the Award Agreement. Dividend Equivalents granted with respect to Options shall be payable, in accordance with the terms and in compliance with section 409A of the Code, regardless of whether the Option is exercised.

13.   CHANGE IN CONTROL

        13.1    Effect of Change in Control.    The Committee may, in an Award Agreement, provide for the effect of a Change in Control on an Award. Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (ii) the waiver or modification of performance or other conditions related to the payment or other rights under an Award; (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control.

        13.2    Definition of Change in Control    Except as otherwise provided by the Committee in an Award Agreement, for purposes hereof, a "Change in Control" shall be deemed to have occurred upon a "change in the ownership of the Company," a "change in the effective control of the Company" or a "change in the ownership of a substantial portion of the Company's assets" as defined in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii), respectively.

14.   AWARD AGREEMENTS

        14.1    Form of Agreement.    Each Award under this Plan shall be evidenced by an Award Agreement in a form approved by the Committee setting forth the number of shares of Common Stock, units or other rights (as applicable) subject to the Award, the exercise, base or purchase price (if any) of the Award, the time or times at which an Award will become vested, exercisable or payable, the duration of the Award and, in the case of Performance Awards, the applicable performance criteria and goals. The Award Agreement shall also set forth other material terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of this Plan. Award Agreements evidencing Awards intended to qualify for exemption under Section 162(m) shall contain such terms and conditions as may be necessary to meet the applicable requirements of Section 162(m). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 422 of the Code.

        14.2    Termination of Service.    The Award Agreements may include provisions describing the treatment of an Award in the event of the retirement, disability, death or other termination of a Participant's employment with or other services to the Company and all Subsidiaries, such as provisions relating to the vesting, exercisability, acceleration, forfeiture or cancellation of the Award in these circumstances, including any such provisions as may be appropriate for Incentive Stock Options as described in Section 6.6(b) hereof.

        14.3    Forfeiture Events.    The Committee may specify in an Award Agreement that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company or Subsidiary policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Subsidiary.

        14.4    Contract Rights; Amendment.    Any obligation of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by an Award Agreement. No Award shall be enforceable until the Award Agreement has been signed on behalf of the Company (electronically or otherwise) by its authorized representative and acknowledged by the Participant (electronically or otherwise) and returned to the Company. By executing the Award Agreement, a Participant shall be deemed to have accepted and consented to the terms of this Plan and any action taken in good faith under this Plan by and within the discretion of the Committee, the Board or their delegates. Award Agreements covering outstanding Awards may be amended or modified by the Committee in any manner that may be permitted for the grant of Awards under the Plan, subject to the consent of the Participant to the extent provided in the Award Agreement. In accordance with such procedures as the Company may prescribe, a Participant may sign or otherwise execute an Award Agreement and may consent to amendments of modifications of Award Agreements covering outstanding Awards by electronic means.

15.   GENERAL PROVISIONS

        15.1    No Assignment or Transfer; Beneficiaries.    Except as provided in Section 6.5 hereof, Awards under the Plan shall not be assignable or transferable, except by will or by the laws of descent and distribution, and during the lifetime of a Participant the Award shall be exercised only by such Participant or by his guardian or legal representative. Notwithstanding the foregoing, the Committee may provide in the terms of an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other specified benefits under an Award following the Participant's death.

        15.2    Deferrals of Payment.    The Committee may permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award. If any such deferral is to be permitted by the Committee, the Committee shall establish the rules and procedures relating to such deferral, including, without limitation, the period of time in advance of payment when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount. Unless otherwise expressly agreed between the Participant and the Company, any such deferral shall be effected in accordance with the requirements of section 409A of the Code so as to avoid any imposition of a tax under section 409A of the Code.

        15.3    Rights as Shareholder.    A Participant shall have no rights as a holder of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of those securities. Except as provided in Section 3.2 or Section 8.4 hereof, no adjustment or other provision shall be made for dividends or other shareholder rights, except to the extent that the Award Agreement provides for Dividend Equivalents, dividend payments or similar economic benefits.

        15.4    Employment or Service.    Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person the right to continue in the capacity in which he is employed by or otherwise serves the Company or any Subsidiary.

        15.5    Securities Laws.    No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.

        15.6    Tax Withholding.    The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement shall specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award, provided that, if shares of Common Stock are withheld from delivery upon exercise of an Option or a Stock Appreciation Right, the Fair Market Value of the shares withheld shall not exceed, as of the time the withholding occurs, the minimum amount of tax for which withholding is required.

        15.7    Unfunded Plan.    The adoption of this Plan and any setting aside of cash amounts or shares of Common Stock by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. The benefits provided under this Plan shall be a general, unsecured obligation of the Company payable solely from the general assets of the Company, and neither a Participant nor the Participant's permitted transferees or estate shall have any interest in any assets of the Company by virtue of this Plan, except as a general unsecured creditor of the Corporation. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust subject to the claims of the Company's creditors to discharge its obligations under the Plan.

        15.8    Other Compensation and Benefit Plans.    The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan.

        15.9    Plan Binding on Successors.    The Plan shall be binding upon the Company, its successors and assigns, and the Participant, his executor, administrator and permitted transferees and beneficiaries.

        15.10    Construction and Interpretation.    Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

        15.11    Severability.    If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

        15.12    Governing Law.    The validity and construction of this Plan and of the Award Agreements shall be governed by the laws of the State of Delaware.

        15.13    Non-U.S. Employees.    In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals, who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

        15.14    Compliance with Section 409A of the Code.    This Plan is intended to comply and shall be administered in a manner that is intended to comply with section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award, issuance and/or payment is subject to section 409A of the Code, it shall be awarded and/or issued or paid in a manner that will comply with section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Any provision of this Plan that would cause an Award, issuance and/or payment to fail to satisfy section 409A of the Code shall have no force and effect until amended to comply with Code section 409A (which amendment may be retroactive to the extent permitted by applicable law).

16.   EFFECTIVE DATE, TERMINATION AND AMENDMENT

        16.1    Effective Date; Shareholder Approval.    The Effective Date of the Plan shall be the date on which the Plan is approved by the Board (provided that, to the extent the Plan is not approved by the shareholders of the Company within 12 months after the Effective Date, any Award that at the time of grant was intended to be an Incentive Stock Option shall be a Nonqualified Stock Option).

        16.2    Termination.    The Plan shall terminate on the date immediately preceding the tenth anniversary of the date the Plan is adopted by the Board. The Board may, in its sole discretion and at any earlier date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall in any manner affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

        16.3    Amendment.    The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that no amendment or modification of the Plan shall be effective without the consent of the Company's shareholders that would (i) change the class of Eligible Persons under the Plan, (ii) increase the number of shares of Common Stock reserved for issuance under the Plan or for certain types of Awards under Section 3.1 hereof, or (iii) allow the grant of SARs or Options at an exercise price below Fair Market Value, or allow the repricing of SARs or Options without shareholder approval. In addition, the Board may seek the approval of any amendment or modification by the Company's shareholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or section 422 of the Code, the listing requirements of the New York Stock Exchange or for any other purpose. No amendment or modification of the Plan shall in any manner affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

        IN WITNESS OF its adoption by the Board on November 26, 2007, this Plan is executed on behalf of the Company this 26th day of November, 2007.

MYR GROUP INC.
By:	/s/ WILLIAM A. KOERTNER Name: William A. Koertner Title: President and Chief Executive Officer

(continued on reverse side) THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IMPORTANT The Directors and Officers of MYR GROUP INC. Cordially invite you to attend the 2010 Annual Meeting of Stockholders Friday, May 21, 2010 9:00 a.m. Local Time DoubleTree Hotel 75 W. Algonquin Rd. Arlington Heights, IL 60005 IMPORTANT In order that there may be a proper representation at the meeting, we urge you to sign, date and mail the proxy card even if you plan on attending the Annual Meeting. If you are present in person you may, if you wish, vote personally on all matters properly brought before the meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders. The MYR Group Inc. Notice of Annual Meeting, Proxy Statement, and Annual Report to Stockholders are available at www.myrgroup.com. If you plan to personally attend the Annual Meeting of Stockholders please check the box below and list the names of attendees on the reverse side. To change the address on your account, please check the box below and indicate your new address on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method. I/We do plan to attend. Change address. DETACH PROXY CARD HERE

DETACH PROXY CARD HERE MYR GROUP INC. SIGNATURE DATE SIGNATURE DATE The undersigned acknowledges receipt from the Corporation prior to the execution of this proxy card of a Notice of the Meeting. Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. Joint owners should each sign. PLEASE COMPLETE BOTH SIDES, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Voting instructions must be received by midnight on May 20, 2010 for shares to be voted in accordance with your instructions. NAMES OF PERSONS PLANNING TO ATTEND THE 2010 MEETING AND/OR NEW ADDRESS REVOCABLE PROXY MYR GROUP INC. 2010 ANNUAL MEETING OF STOCKHOLDERS May 21, 2010 The undersigned stockholder in MYR Group Inc. (the "Corporation") hereby appoints William A. Koertner, Marco A. Martinez and Gerald B. Engen, Jr. (the “Proxies”), and each of them, with the full power of substitution to vote all shares of the Corporation which the undersigned is entitled to vote at the 2010 Annual Meeting of Stockholders of the Corporation to be held at DoubleTree Hotel, 75 W. Algonquin Rd., Arlington Heights, IL 60005, on Friday, May 21, 2010, at 9:00 a.m. local time, or at any postponements or adjournment thereof, with all the powers the undersigned would possess, as if the undersigned was present personally at the Annual Meeting or any postponements or adjournment thereof, as follows: PROPOSAL NO. 1 ELECTION OF DIRECTORS. 01 Larry F. Altenbaumer, Class III Director 02 William A. Koertner, Class III Director 03 William D. Patterson, Class III Director PROPOSAL NO. 2 APPROVAL OF THE MYR GROUP INC. SENIOR MANAGEMENT INCENTIVE PLAN. FOR AGAINST ABSTAIN PROPOSAL NO. 3 APPROVAL OF THE MYR GROUP INC. 2007 LONG-TERM INCENTIVE PLAN. FOR AGAINST ABSTAIN PROPOSAL NO. 4 RATIFICATION OF THE APPOINTMENT OF ERNST AND YOUNG LLP AS MYR GROUP INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. FOR AGAINST ABSTAIN FOR WITHHELD VOTE VOTE THIS PROXY CARD IS SOLICITED BY THE BOARD OF DIRECTORS THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4. The shares represented by this proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted for all proposals in accordance with the recommendation of the Board of Directors. The Proxies are hereby authorized to vote in accordance with their best judgment on any other matter that may properly come before the Annual Meeting or any postponements or adjournment thereof.